Filed Pursuant to Rule 424(b)(3)
Registration No. 333-240278

Prospectus Supplement No. 1

(to prospectus dated August 7, 2020)

DIGITAL MEDIA SOLUTIONS, INC.

75,295,024 Shares of Class A Common Stock

4,000,000 Warrants to Purchase Class A Common Stock

This prospectus supplement relates to the prospectus dated August 7, 2020 (the “Prospectus”), related to (i) the issuance by Digital Media Solutions, Inc., a Delaware corporation (“DMS”), of up to 14,000,000 shares of its Class A common stock, par value $0.0001 per share (“Class A Common Stock”), upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (“DMS Warrants”) and (ii) the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of (A) up to 61,295,024 shares of Class A Common Stock and (B) up to 4,000,000 DMS Warrants.

This prospectus supplement is being filed to update and supplement the information contained in Prospectus with the information contained in (i) DMS’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, which is related the financial results of Leo Holdings Corp. during such period (the “Form 10-Q”), and (ii) Amendment No. 2 to DMS’s Current Report on Form 8-K, dated July 16, 2020, which amendment was filed on Form 8-K/A with the Securities and Exchange Commission (“SEC”) on August 10, 2020 (the “8-K Amendment”) and includes (A) the unaudited consolidated financial statements of Digital Media Solutions Holdings, LLC for the three and six months ended June 30, 2020 and 2019 and as of June 30, 2020 and (B) the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Digital Media Solutions Holdings, LLC for the three and six months ended June 30, 2020 and 2019.

Each of the Form 10-Q and the 8-K Amendment is attached to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Class A Common Stock and DMS Warrants are traded on the New York Stock Exchange under the symbols “DMS” and “DMS WS,” respectively.

Investing in our securities involves risks. See “Risk Factors” beginning on page 24 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 10, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2020

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to

DIGITAL MEDIA SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38393	98-1399727
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 140th Avenue N., Suite 101 Clearwater, Florida	33762
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 236-8632

Leo Holdings Corp.

21 Grosvenor Place

London, SW1X 7HF

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol:	Name of Each Exchange on Which Registered:
Class A common stock, $0.0001 par value per share	DMS	New York Stock Exchange
Redeemable warrants to acquire Class A common stock	DMS WS	New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of August 7, 2020, 32,293,793 shares of the registrant’s Class A common stock, par value $0.0001 per share, were issued and outstanding, and 13,999,998 warrants to purchase shares of the registrant’s Class A common stock, par value $0.0001 per share, were issued and outstanding.

INTRODUCTORY NOTE

On July 15, 2020, Leo Holdings Corp. (“Leo”), consummated the previously announced business combination (the “Business Combination”) with Digital Media Solutions Holdings, LLC (“DMS”) pursuant to the terms of the Business Combination Agreement, dated as of April 23, 2020 (as amended by Amendment No. 1 thereto, dated July 2, 2020, the “Business Combination Agreement”), entered into by and among Leo, DMS and the equity holders of DMS. Pursuant to the terms of the Business Combination Agreement, among other things, Leo changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, upon which the Company changed its name to “Digital Media Solutions, Inc.” (“New DMS”) and effected the purchase of certain equity interests in DMS in exchange for the Business Combination Consideration. Unless stated otherwise, this report contains information about Leo before the Business Combination. References to the “Company” in this report refer to Leo before the consummation of the Business Combination or New DMS after the Business Combination, as the context suggests.

LEO HOLDINGS CORP.

Form 10-Q

For the Quarter Ended June 30, 2020

PART - I FINANCIAL INFORMATION

Item 1. Financial Statements

LEO HOLDINGS CORP.

CONDENSED BALANCE SHEETS

	June 30, 2020 (Unaudited)	December 31, 2019
ASSETS
Current assets:
Cash	$243	$243
Prepaid expenses	48,334	39,567

Total current assets	$48,577	$39,810
Investments held in Trust Account	200,768,225	207,190,740

Total assets	$200,816,802	$207,230,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$3,649,900	$2,860,900
Accrued expenses – related party	110,000	50,000
Due to related party	1,426,344	386,687
Accounts payable	1,574,421	1,583,870

Total current liabilities	$6,670,665	$4,881,457
Deferred underwriting commissions	7,000,000	7,000,000

Total liabilities	$13,760,665	$11,881,457

Commitments
Class A ordinary shares, $0.0001 par value; 18,205,613 and 19,034,909 shares subject to possible redemption as of June 30, 2020 and December 31, 2019 respectively	182,056,130	190,349,090
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,107,194 and 965,091 shares issued and outstanding (excluding 18,205,613 and 19,034,909 shares subject to possible redemption) as of June 30, 2020 and December 31, 2019 respectively	111	97
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	4,892,534	3,730,127
Retained earnings	$106,862	$1,269,279

Total shareholders’ equity	5,000,007	5,000,003

Total Liabilities and Shareholders’ Equity	$200,816,802	$207,230,550

The accompanying notes are an integral part of the unaudited condensed financial statements.

LEO HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
General and administrative expenses	$459,975	$2,492,205	$1,870,442	$4,079,933

Loss from operations	(459,975)	(2,492,205)	(1,870,442)	(4,079,933)
Interest income	74,775	1,135,289	708,025	2,261,283

Net loss	$(385,200)	$(1,356,916)	$(1,162,417)	$(1,818,650)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	20,000,000	20,000,000	20,000,000
Basic and diluted net income per share, Class A	$—	$0.06	$0.04	$0.11
Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000	5,000,000	5,000,000
Basic and diluted net income per unit, Class B	$(0.09)	$(0.50)	$(0.37)	$(0.82)

The accompanying notes are an integral part of the unaudited condensed financial statements.

LEO HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Three Months Ended June 30, 2020
	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in		Shareholders’
	Shares	Amount	Shares	Amount	Capital	Retained Earnings	Equity
Balance – December 31, 2019	965,091	$97	5,000,000	$500	$3,730,127	$1,269,279	$5,000,003
Common stock subject to possible redemption (1)	103,583	10	—	—	777,211	—	777,221
Net loss	—	—	—	—	—	(777,217)	(777,217)

Balance – March 31, 2020 (unaudited)	1,068,674	$107	5,000,000	$500	$4,507,338	$492,062	$5,000,007

Common stock subject to possible redemption (1)	38,520	4	—	—	$385,196	$—	$385,200
Net loss	—	—	—	—	—	(385,200)	(385,200)

Balance – June 30, 2020 (unaudited)	1,107,194	$111	5,000,000	$500	$4,892,534	$106,862	$5,000,007

(1)	Including the redemption of 687,193 Class A ordinary shares on February 11, 2020

	Three Months Ended June 30, 2019
	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in		Shareholders’
	Shares	Amount	Shares	Amount	Capital	Retained Earnings	Equity
Balance – December 31, 2018	833,372	$83	5,000,000	$500	$2,412,951	$2,586,468	$5,000,002
Common stock subject to possible redemption (1)	46,174	5	—	—	461,735	—	461,740
Net loss	—	—	—	—	—	(461,734)	(461,734)

Balance – March 31, 2019 (unaudited)	879,546	$88	5,000,000	$500	$2,874,686	$2,124,734	$5,000,008

Common stock subject to possible redemption (1)	135,691	14	—	—	$1,356,896	$—	$1,356,910
Net loss	—	—	—	—	—	(1,356,916)	(1,356,916)

Balance – June 30, 2019	1,015,237	$102	5,000,000	$500	$4,231,582	$767,818	$5,000,002

The accompanying notes are an integral part of the unaudited condensed financial statements.

LEO HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2020	2019
Cash flows operating activities
Net (loss) income	$(1,162,417)	$(1,818,650)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Interest income held in Trust Account	(708,024)	(2,261,283)
Changes in operating assets and liabilities:
Prepaid expenses	(8,767)	(11,826)
Accounts payable	(9,449)	1,135,404
Accrued expenses	789,000	2,329,551
Accrued expenses – related party	60,000	80,184
Due to related party	1,039,657	—

Net cash provided by (used in) operating activities	$—	$(546,620)

Cash flows from investing activities
Withdrawal from Trust Account upon redemption	$7,130,539	$—

Net cash used in investing activities	$7,130,539	$—

Cash flows from financing activities
Redemption of Class A ordinary shares	$(7,130,539)	$—

Net cash provided by (used in) financing activities	$(7,130,539)	$—

Net increase (decrease) in cash during the year	$—	$(546,620)

Cash – beginning of period	$243	$550,164

Cash – end of period	$243	$3,544

Supplemental cash flow information
(Decrease) increase in value of Class A ordinary shares subject to possible redemption	$1,162,421	$(1,818,650)

The accompanying notes are an integral part of the unaudited condensed financial statements.

LEO HOLDINGS CORP.

CONDENSED BALANCE SHEETS

Note 1. Description of Organization and Business Operations

As of June 30, 2020, Leo Holdings Corp. (the “Company”) was a blank check company incorporated in the Cayman Islands on November 29, 2017. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company was not limited to a particular industry or sector for purposes of consummating an initial business combination, the Company focused its search on companies in the consumer sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies. As of June 30, 2020, the Company had not commenced any operations. All activity for the period from November 29, 2017 (inception) to June 30, 2020 relates to the Company’s formation, the Initial Public Offering (as defined below), and since the closing of the offering, the search for a prospective initial business combination and activities in connection with the Business Combination. As of June 30, 2020, the Company had not generated any operating revenues. The Company generated non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Leo Investors Limited Partnership, a Cayman Island exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2018. On February 15, 2018, the Company consummated its initial public offering (the “Initial Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) sold to the public at a price of $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions (Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option was not exercised prior to its expiration. Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, and generating gross proceeds of $6 million (Note 4).

Upon the closing of the Initial Public Offering and Private Placement, $200.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account as described below.

The Company’s management had broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds were intended to be applied generally toward consummating an initial business combination. The Company was required to complete one or more initial business combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company was only to complete a business combination if the post-transaction company owned or acquired 50% or more of the outstanding voting securities of the target or otherwise acquired a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company provided holders of its outstanding Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”), sold in the Initial Public Offering (the “public shareholders”) the opportunity to redeem all or a portion of their Public Shares (as defined below in Note 3) upon the completion of the Business Combination. These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company was to proceed with the Business Combination if the Company had net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote was not required by law and the Company decided to hold a shareholder vote for business or other legal reasons, the Company would have, pursuant to its amended and restated memorandum and articles of association, conducted the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and filed tender offer documents with the SEC prior to completing the Business Combination. If, however, shareholder approval of a Business Combination was required by law, or the Company decided to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. Sponsor and the Company’s officers and directors agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination and agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association (as of prior to the Business Combination) provided that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s directors and executive officers agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company had not completed the Business Combination, unless the Company provided the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

The Company initially had 24 months from the closing of the Initial Public Offering, or February 15, 2020 to complete an initial business combination. On February 11, 2020, the Company held a special meeting of shareholders (the “General Meeting”) to approve an extension of time for the Company to complete an initial business combination through July 31, 2020 (the “Extension”). The Extension was approved, and in connection with the vote to approve the Extension, the holders of 687,193 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.38 per share, for an aggregate redemption amount of approximately $7.13 million.

The DMS Business Combination

As previously announced, Leo entered into a Business Combination Agreement, dated April 23, 2020 (the “Business Combination Agreement”), by and among Leo, Digital Media Solutions Holdings, LLC (“DMS”), CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2” and, together with Blocker Seller 1, “Blocker Sellers” and, together with Prism and Clairvest Direct Seller, the “Sellers”), Clairvest GP Manageco Inc., an Ontario corporation as a Seller Representative, and, solely for the limited purposes set forth therein, Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership (“Sponsor”).

Prior to entering into the Business Combination Agreement, Leo entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers and accredited investors (the “PIPE Investors”), including Lion Capital (Guernsey) Bridgeco Limited (“Sponsor PIPE Entity”), pursuant to which the PIPE Investors collectively subscribed for 10,424,282 shares of New DMS Class A Common Stock (as defined below) for an aggregate purchase price of $100,000,000, with 7,624,282 of such shares being subscribed for by Sponsor PIPE Entity (the “PIPE Investment”). Pursuant to the Subscription Agreements, the PIPE Investors are entitled to certain customary registration rights.

On July 15, 2020, as contemplated by the Business Combination Agreement, the following transactions were consummated (the “Closing”):

•

pursuant to the Amended and Restated Sponsor Shares and Warrant Surrender Agreement, dated June 22, 2020, between Sponsor, Leo and certain directors and officers of Leo (the “Surrender Agreement”), Sponsor surrendered and forfeited to Leo 2,000,000 warrants to purchase Class A ordinary shares, par value $0.0001 per share, of Leo (“Class A ordinary shares”) and, together with certain other holders, 1,924,282 Class B ordinary shares, par value $0.0001 per share, of Leo (“Class B ordinary shares”);

•

Leo filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation (the “New DMS Certificate of Incorporation”), and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Leo was domesticated and continues as a Delaware corporation, changing its name to “Digital Media Solutions, Inc.” (“New DMS”) (the “Domestication”) and, in connection with the Domestication, the following transactions occurred:

•

the issued and outstanding Class A ordinary shares converted automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of New DMS (“New DMS Class A Common Stock”);

•

the issued and outstanding Class B ordinary shares converted automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New DMS Class A Common Stock;

•

the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (333-222599) of Leo became automatically redeemable warrants to acquire shares of New DMS Class A Common Stock;

•

each issued and outstanding unit of Leo that had not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof was cancelled and the holder thereof became entitled to one share of New DMS Class A Common Stock and one-half of one redeemable warrant to acquire one share of New DMS Class A Common Stock; and

•	the issued and outstanding warrants of Leo to purchase Class A ordinary shares that were issued in a private placement automatically became warrants to acquire shares of New DMS Class A Common Stock;

•	New DMS consummated the PIPE Investment;

•	New DMS paid $30,000,000 to DMS to be used as cash on the DMS balance sheet;

•

New DMS paid $10,000,000 to DMS, which DMS used to pay down outstanding indebtedness under the Credit Agreement, dated July 3, 2018, by and among DMS, Digital Media Solutions, LLC, each of its affiliates party thereto, various financial institutions part thereto and Monroe Capital Management Advisors, LLC, as Administrative Agent and Lead Arranger;

•

New DMS purchased all of the issued and outstanding common stock of Blocker Corp and a portion of the units of DMS held by Prism and Clairvest Direct Seller (which DMS Units were then immediately contributed to the capital of Blocker Corp), in exchange for the following aggregate consideration to the Sellers:

•	$57,255,217.33 in cash;

•	2,000,000 warrants to purchase New DMS Class A Common Stock (the “Seller Warrants”);

•

25,857,070 shares of Class B common stock, par value $0.0001 per share, of New DMS, which represent a voting, non-economic ownership interest in the Company, which, in accordance with the New DMS Certificate of Incorporation, will be retired on a one-for-one basis upon the redemption of any DMS Units (as defined below) held by Prism or Clairvest Direct Seller in accordance with the Amended Partnership Agreement (as defined below) (“New DMS Class B Common Stock”); and

•

17,937,954 shares of Class C common stock, par value $0.0001 per share, of New DMS, which represent a voting, economic ownership interest in the Company and are convertible into shares of New DMS Class A Common Stock in accordance with the New DMS Certificate of Incorporation on a one-to-one basis (the “New DMS Class C Common Stock” and, together with the New DMS Class A Common Stock and the New DMS Class C Common Stock, the “New DMS Common Stock”) (the immediately preceding four bullet points, collectively, the “Business Combination Consideration” and the consummation of such purchases by New DMS, the “Business Combination”).

In addition, in connection with the consummation of the Business Combination, new bylaws of the Company were approved (the “Bylaws”).

In connection with the consummation of the Business Combination, 18,456,968 shares of New DMS Class A Common Stock were redeemed in accordance with Leo’s prior constituent documents.

Upon consummation of the Business Combination, New DMS was organized into an umbrella partnership-C corporation (or “Up-C”) structure, in which substantially all of the assets and business of New DMS are held by DMS and continue to operate through the subsidiaries of DMS, and New DMS’s sole material assets are equity interests of DMS indirectly held by it. At the Closing, DMS and its then-current equity holders amended and restated the limited liability company agreement of DMS (the “Amended Partnership Agreement”), to, among other things:

•

recapitalize DMS such that, as of immediately following the consummation of the Business Combination, Prism and Clairvest Direct Seller collectively own 25,857,070 of the outstanding membership interests in DMS (“DMS Units”) and Blocker Corp owns 32,293,793 of the outstanding DMS Units; and

•

provide Clairvest Direct Seller and Prism the right to redeem their DMS Units for cash or, at New DMS’s option, New DMS may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or shares of New DMS Class A Common Stock, in each case subject to certain restrictions set forth therein.

On July 16, 2020, DMS completed its previously announced acquisition of SmarterChaos and She Is Media (the “SmarterChaos/She Is Media Acquisition”). In connection with the SmarterChaos/She Is Media Acquisition, among other things, DMS issued the SmarterChaos and She Is Media sellers a certain number of DMS Units and the SmarterChaos and She Is Media sellers became parties to the Amended Partnership Agreement. The Company did not issue any shares of New DMS Class B Common Stock to the SmarterChaos and She Is Media sellers.

On July 17, 2020, Blocker Sellers exercised their right to convert the shares of New DMS Class C Common Stock issued to them in the Business Combination into shares of New DMS Class A Common Stock, on a one-for-one basis, in accordance with the New DMS Certificate of Incorporation (the “Conversion”). The Conversion was effective as of immediately prior to the close of business on July 17, 2020.

As of the close of business on July 17, 2020, after giving effect to Conversion, there were (i) 32,293,793 shares of New DMS Class A Common Stock outstanding, (ii) 25,857,070 shares of New DMS Class B Common Stock outstanding, (iii) no shares of New DMS Class C Common Stock outstanding and (iv) 13,999,998 warrants to purchase New DMS Class A Common Stock outstanding.

Going Concern Consideration

The accompanying unaudited condensed financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2020, the Company had approximately $243 in its operating bank account, approximately $200.8 million of interest income available in the Trust Account to pay for taxes, and a working capital deficit of approximately $6.7 million.

Through June 30, 2020, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 4) to the Sponsor, $325,000 in loans from the Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the loans from the Sponsor on February 20, 2018. The Sponsor also paid for certain general and administrative expenses on behalf of the Company. As of June 30, 2020 and December 31 2019, an aggregate of approximately $1.4 million and approximately $387,000 of these advances were due on demand, non-interest bearing, and were fully outstanding.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”) of up to $1.5 million (Note 4).

The Company used substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less taxes payable and deferred underwriting commissions), to complete the Business Combination on July 15, 2020. Funds held in the trust account were also used to fund the redemption of 18,456,968 shares of Class A common stock.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). On March 11, 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the working capital deficit, mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 31, 2020.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed interim financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed interim financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the year ending December 31, 2020, or any future period. These unaudited condensed interim financial statements should be read in conjunction with the audited financial statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per ordinary share is computed by dividing net income (loss) applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,000,000 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The Company’s statements of operations (the “Statements of Operations”) include a presentation of income (loss) per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the periods. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares and any working capital loans, by the weighted average number of Class B ordinary shares outstanding for the periods presented.

Reconciliation of Net Income (Loss) per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted loss per Class A ordinary shares is calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest income held in Trust Account	$74,775	$1,135,289	$708,025	$2,261,283

Net income available to holders of Class A ordinary shares	74,775	1,135,289	708,025	2,261,283

Net loss	$(385,200)	$(1,356,916)	$(1,162,417)	$(1,818,650)
Less: Income attributable to Class A ordinary shares	(74,775)	(1,135,289)	(708,025)	(2,261,283)

Net loss attributable to holders of Class B ordinary shares	$(459,975)	$(2,492,205)	$(1,870,442)	$(4,079,933)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	20,000,000	20,000,000	20,000,000

Basic and diluted net income per share, Class A	$0.00	$0.06	$0.04	$0.11

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000	5,000,000	5,000,000

Basic and diluted net loss per share, Class B	$(0.09)	$(0.50)	$(0.37)	$(0.82)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At June 30, 2020 and December 31, 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed Balance Sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ASC Topic 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of June 30, 2020 and December 31, 2019, the recorded values of cash, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering totaled approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions, and were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2020 and December 31, 2019, 18,205,613 and 19,034,909 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction; therefore no income tax has been recorded. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its current tax position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 - Initial Public Offering

On February 15, 2018, the Company sold 20,000,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 - Related Party Transactions

Class B Ordinary Shares

Prior to Leo’s initial public offering, in December 2017, Sponsor purchased 8,625,000 Class B ordinary shares, par value $0.0001, for an aggregate price of $25,000. In February 2018, Sponsor transferred 30,000 of such shares to each of the Leo Independent Directors. In February 2018, Sponsor effected a surrender of 2,875,000 Class B ordinary shares to us for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. The Sponsor had agreed to forfeit up to 750,000 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by Sponsor.

The Class B ordinary shares were identical to the Class A ordinary shares, and holders of Class B ordinary shares had the same shareholder rights as holders of Class A ordinary shares, except that: (i) the Class B ordinary shares were subject to certain transfer restrictions; (ii) Sponsor the Company’s officers and directors entered into letter agreements with Leo, pursuant to which they agreed (a) to waive their redemption rights with respect to their Class B ordinary shares and Class A ordinary shares in connection with the completion of the Company’s business combination and (b) to waive their rights to liquidating distributions from the trust account with respect to their Class B ordinary shares if the Company failed to complete its business combination within the required time period, although they would have been entitled to liquidating distributions from the trust account with respect to any Class A ordinary shares they held if the Company failed to complete its business combination within such time period; (iii) the Class B ordinary shares were automatically convertible into Class A ordinary shares at the time of the Company’s business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in the Company’s amended and restated memorandum and articles of association (which adjustment and anti-dilution rights were waived in connection with the Business Combination); and (iv) the Class B ordinary shares were subject to registration rights. If the Company submitted its business combination to its Class A ordinary shares for a vote, Sponsor and the Company’s officers and directors agreed to vote their Class B ordinary shares and any Class A ordinary shares purchased during or after the initial public offering in favor of the Company’s business combination. Permitted transferees of such holders of the Class B ordinary shares were subject to the same obligations.

Pursuant to the Surrender Agreement, at the Closing, Sponsor, together with certain other holders, surrendered and forfeited to Leo 1,924,282 Class B ordinary shares for no consideration and as a capital contribution to Leo. For additional information, see the section of the Proxy Statement/Prospectus titled “Business Combination—Related Agreements—Surrender Agreement.” In connection with the consummation of the Business Combination, the issued and outstanding Class B ordinary shares held by Sponsor and such other holders converted automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New DMS Class A Common Stock.

Private Placement Warrants

Simultaneously with the consummation of the initial public offering, Sponsor purchased 4,000,000 Leo private placement warrants at a price of $1.50 per warrant, or $6,000,000 in the aggregate, in a private placement. Each Leo private placement warrant entitled the holder to purchase one Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the Leo private placement warrants was placed in the trust account. The Leo private placement warrants were not permitted to be redeemed by Leo so long as they were held by Sponsor or its permitted transferees. If the Leo private placement warrants were held by holders other than Sponsor or its permitted transferees, the private placement warrants were redeemable by Leo and exercisable by the holders on the same basis as the Leo public warrants. Sponsor, or its permitted transferees, had the option to exercise the Leo private placement warrants on a cashless basis. In connection with the consummation of the Business Combination, (i) Sponsor surrendered and forfeited to Leo 2,000,000 of its Leo private placement warrants, (ii) the issued and outstanding Leo private placement warrants automatically became New DMS private placement warrants (no other changes were made to the terms of any issued and outstanding Leo private placement warrants as a result of the Business Combination) and (iii) 2,000,000 Seller Warrants were issued to the Sellers.

The New DMS private placement warrants (including the shares of New DMS Class A Common Stock issuable upon exercise of the New DMS private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the date of the Closing.

Registration Rights

Sponsor and Leo’s independent directors were entitled to registration rights pursuant to a registration rights agreement, which was amended and restated in connection with the Business Combination (the “Amended and Restated Registration Rights Agreement”). The Amended and Restated Registration Rights Agreement grants the certain Holders (as defined in the Amended and Restated Registration Rights Agreement) certain registration rights with respect to their registrable securities. For additional information, see the section of the Proxy Statement/Prospectus titled “Business Combination — Related Agreements — Amended and Restated Registration Rights Agreement”.

Related Party Loans

Sponsor and its affiliate had loaned us an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the Initial Public Offering. We repaid $300,000 on February 15, 2018. In addition, the sponsor and its affiliate loaned us another $25,000 for working capital. We fully repaid this amount on February 20, 2018.

Lion Capital, LLP, an affiliate of Sponsor (“Lion Capital”), made further working capital loans to Leo in the aggregate amount of $2,991,360 outstanding as of July 15, 2020. In connection with the consummation of the Business Combination, Lion Capital canceled, or Leo repaid, the Company’s obligations with respect to such loans, effective as of immediately prior to the consummation of the Domestication. Sponsor and Leo’s officers and directors, or any of their respective affiliates, have been reimbursed for out-of-pocket expenses incurred in connection with activities on Leo’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Leo’s audit committee reviewed on a quarterly basis all payments that were made to Sponsor or Leo’s officers or directors or Leo’s or their affiliates and determined which expenses and the amount of expenses that were to be reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Leo’s behalf, although no such reimbursements were made from the proceeds of the initial public offering held in the trust account prior to the completion of the initial business combination.

Administrative Support Agreement

We agreed, commencing on the effective date of the Initial Public Offering in February 2018 through the earlier of our consummation of a business combination and our liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. During the three and six months ended June 30, 2020 and 2019, an aggregate of $30,000 and $60,000, respectively, for each period in connection with such services was recorded in general and administrative expenses in the accompanying unaudited condensed statements of operations. As of June 30, 2020 and December 31, 2019, $110,000 and $50,000 was accrued on the accompanying unaudited condensed balance sheets, respectively.

The agreement terminated and the Company ceased paying these monthly fees upon the Closing.

Director Nomination Agreement

At the Closing, New DMS, Sponsor, Sponsor PIPE Entity, Prism and Clairvest entered into the Director Nomination Agreement, pursuant to which, among other things Sponsor, Sponsor PIPE Entity, Prism and Clairvest each have certain rights to designate individuals to be nominated for election to the board of directors of New DMS. For additional information, see the section of the Proxy Statement/Prospectus titled “Business Combination—Related Agreements—Director Nomination Agreement.”

Note 5 - Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration and shareholder rights agreement.

These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. This option expired on March 29, 2018 without being exercised.

The underwriter was entitled to underwriting discounts of $0.20 per Unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriter was entitled to deferred underwriting commissions of $0.35 per Unit, or $7.0 million in the aggregate, which became payable and were paid upon the consummation of the Business Combination, subject to the terms of the underwriting agreement.

Note 6 - Shareholders’ Equity

Ordinary Shares

Class A Ordinary Shares—As of June 30, 2020, the Company was authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2020 and December 31, 2019, there were 20,000,000 Class A ordinary shares issued or outstanding, including 18,205,613 and 19,034,909 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares—As of June 30, 2020, the Company was authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In December 2017, the Company initially issued 8,625,000 Class B ordinary shares to the Sponsor. In February 2018, in connection with the decrease of the size of the Initial Public Offering, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. Of the 5,750,000 Class B ordinary shares outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Founder Shares would represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor. As of June 30, 2020 and December 31, 2019, there were 5,000,000 Class B ordinary shares issued or outstanding. Holders of Class A ordinary shares and Class B ordinary shares voted together as a single class on all matters submitted to a vote of shareholders except as required by law.

The certificate of incorporation filed in connection with the consummation of the Business Combination authorizes (i) 500,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) 60,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) and (iii) 40,000,000 shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”).

Preference Shares—As of June 30, 2020, the Company was authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2020 and December 31, 2019, there were no preference shares issued or outstanding. The certificate of incorporation filed in connection with the consummation of the Business Combination authorizes 100,000 shares of preferred stock, par value $0.0001 per share, with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation and may only be exercised for a whole number of shares.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 - Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of June 30, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

June 30, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account at June 30, 2020	$200,768,225	$—	$—

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account at December 31, 2019	$207,190,740	$—	$—

No cash was held in the Trust Account as of June 30, 2020 and December 31, 2019.

Note 8 - Subsequent Events

Management has performed an evaluation of subsequent events through the date of issuance of the unaudited condensed financial statements noting the following:

On July 15, 2020, the Company consummated the previously announced business combination with DMS (as described in detail above in Note 1.)

On July 16, 2020, DMS completed its previously announced acquisition of SmarterChaos and She Is Media (see Note 1).

On July 17, 2020, Blocker Sellers exercised their right to convert the shares of New DMS Class C Common Stock issued to them in the Business Combination into shares of New DMS Class A Common Stock (see Note 1).

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

References in this Item 2 to “we”, “us”, “our,” “Leo” or the “Company” are to Leo Holdings Corp. prior to the Business Combination (as defined below), except where the context requires otherwise. The following discussion should be read in conjunction with our condensed interim financial statements and related notes thereto included elsewhere in this report.

Cautionary Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings.

Overview

As of June 30, 2020, we were a blank check company incorporated on November 29, 2017 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The DMS Business Combination

As previously announced, Leo entered into a Business Combination Agreement, dated April 23, 2020 (the “Business Combination Agreement”), by and among Leo, Digital Media Solutions Holdings, LLC (“DMS”), CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2” and, together with Blocker Seller 1, “Blocker Sellers” and, together with Prism and Clairvest Direct Seller, the “Sellers”), Clairvest GP Manageco Inc., an Ontario corporation as a Seller Representative, and, solely for the limited purposes set forth therein, Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership (“Sponsor”).

Prior to entering into the Business Combination Agreement, Leo entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers and accredited investors (the “PIPE Investors”), including Lion Capital (Guernsey) Bridgeco Limited (“Sponsor PIPE Entity”), pursuant to which the PIPE Investors collectively subscribed for 10,424,282 shares of New DMS Class A Common Stock (as defined below) for an aggregate purchase price of $100,000,000, with 7,624,282 of such shares being subscribed for by Sponsor PIPE Entity (the “PIPE Investment”). Pursuant to the Subscription Agreements, the PIPE Investors are entitled to certain customary registration rights.

On July 15, 2020, as contemplated by the Business Combination Agreement, the following transactions were consummated (the “Closing”):

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pursuant to the Amended and Restated Sponsor Shares and Warrant Surrender Agreement, dated June 22, 2020, between Sponsor, Leo and certain directors and officers of Leo (the “Surrender Agreement”), Sponsor surrendered and forfeited to Leo 2,000,000 warrants to purchase Class A ordinary shares, par value $0.0001 per share, of Leo (“Class A ordinary shares”) and, together with certain other holders, 1,924,282 Class B ordinary shares, par value $0.0001 per share, of Leo (“Class B ordinary shares”);

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Leo filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation (the “New DMS Certificate of Incorporation”), and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Leo was domesticated and continues as a Delaware corporation, changing its name to “Digital Media Solutions, Inc.” (“New DMS”) (the “Domestication”) and, in connection with the Domestication, the following transactions occurred:

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the issued and outstanding Class A ordinary shares converted automatically by operation of law, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of New DMS (“New DMS Class A Common Stock”);

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the issued and outstanding Class B ordinary shares converted automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New DMS Class A Common Stock;

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the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (333-222599) of Leo became automatically redeemable warrants to acquire shares of New DMS Class A Common Stock;

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each issued and outstanding unit of Leo that had not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof was cancelled and the holder thereof became entitled to one share of New DMS Class A Common Stock and one-half of one redeemable warrant to acquire one share of New DMS Class A Common Stock; and

•	the issued and outstanding warrants of Leo to purchase Class A ordinary shares that were issued in a private placement automatically became warrants to acquire shares of New DMS Class A Common Stock;

•	New DMS consummated the PIPE Investment;

•	New DMS paid $30,000,000 to DMS to be used as cash on the DMS balance sheet;

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New DMS paid $10,000,000 to DMS, which DMS used to pay down outstanding indebtedness under the Credit Agreement, dated July 3, 2018, by and among DMS, Digital Media Solutions, LLC, each of its affiliates party thereto, various financial institutions part thereto and Monroe Capital Management Advisors, LLC, as Administrative Agent and Lead Arranger;

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New DMS purchased all of the issued and outstanding common stock of Blocker Corp and a portion of the units of DMS held by Prism and Clairvest Direct Seller (which DMS Units were then immediately contributed to the capital of Blocker Corp), in exchange for the following aggregate consideration to the Sellers:

•	$57,255,217.33 in cash;

•	2,000,000 warrants to purchase New DMS Class A Common Stock (the “Seller Warrants”);

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25,857,070 shares of Class B common stock, par value $0.0001 per share, of New DMS, which represent a voting, non-economic ownership interest in the Company, which, in accordance with the New DMS Certificate of Incorporation, will be retired on a one-for-one basis upon the redemption of any DMS Units (as defined below) held by Prism or Clairvest Direct Seller in accordance with the Amended Partnership Agreement (as defined below) (“New DMS Class B Common Stock”); and

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17,937,954 shares of Class C common stock, par value $0.0001 per share, of New DMS, which represent a voting, economic ownership interest in the Company and are convertible into shares of New DMS Class A Common Stock in accordance with the New DMS Certificate of Incorporation on a one-to-one basis (the “New DMS Class C Common Stock” and, together with the New DMS Class A Common Stock and the New DMS Class C Common Stock, the “New DMS Common Stock”) (the immediately preceding four bullet points, collectively, the “Business Combination Consideration” and the consummation of such purchases by New DMS, the “Business Combination”).

In addition, in connection with the consummation of the Business Combination, new bylaws of the Company were approved (the “Bylaws”).

In connection with the consummation of the Business Combination, 18,456,968 shares of New DMS Class A Common Stock were redeemed in accordance with Leo’s prior constituent documents.

Upon consummation of the Business Combination, New DMS was organized into an umbrella partnership-C corporation (or “Up-C”) structure, in which substantially all of the assets and business of New DMS are held by DMS and continue to operate through the subsidiaries of DMS, and New DMS’s sole material assets are equity interests of DMS indirectly held by it. At the Closing, DMS and its then-current equity holders amended and restated the limited liability company agreement of DMS (the “Amended Partnership Agreement”), to, among other things:

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recapitalize DMS such that, as of immediately following the consummation of the Business Combination, Prism and Clairvest Direct Seller collectively own 25,857,070 of the outstanding membership interests in DMS (“DMS Units”) and Blocker Corp owns 32,293,793 of the outstanding DMS Units; and

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provide Clairvest Direct Seller and Prism the right to redeem their DMS Units for cash or, at New DMS’s option, New DMS may acquire such DMS Units (which DMS Units are expected to be contributed to Blocker Corp) in exchange for cash or shares of New DMS Class A Common Stock, in each case subject to certain restrictions set forth therein.

On July 16, 2020, DMS completed its previously announced acquisition of SmarterChaos and She Is Media (the “SmarterChaos/She Is Media Acquisition”). In connection with the SmarterChaos/She Is Media Acquisition, among other things, DMS issued the SmarterChaos and She Is Media sellers a certain number of DMS Units and the SmarterChaos and She Is Media sellers became parties to the Amended Partnership Agreement. The Company did not issue any shares of New DMS Class B Common Stock to the SmarterChaos and She Is Media sellers.

On July 17, 2020, Blocker Sellers exercised their right to convert the shares of New DMS Class C Common Stock issued to them in the Business Combination into shares of New DMS Class A Common Stock, on a one-for-one basis, in accordance with the New DMS Certificate of Incorporation (the “Conversion”). The Conversion was effective as of immediately prior to the close of business on July 17, 2020.

As of the close of business on July 17, 2020, after giving effect to Conversion, there were (i) 32,293,793 shares of New DMS Class A Common Stock outstanding, (ii) 25,857,070 shares of New DMS Class B Common Stock outstanding, (iii) no shares of New DMS Class C Common Stock outstanding and (iv) 13,999,998 warrants to purchase New DMS Class A Common Stock outstanding.

Results of Operations

All activity through June 30, 2020 was in preparation for our Initial Public Offering, and since the closing of the offering, our activity has been limited to the search for a prospective business combination and pursuing the Business Combination. Prior to the closing of the Business Combination, we did not generate any operating revenues.

For the six months ended June 30, 2020, we had net loss of approximately $1.2 million, which consisted of $708,000 in interest income, offset by $1.9 million in general and administrative costs (approximately $1.5 million of which was for merger related expenses).

For the six months ended June 30, 2019, we had net loss of approximately 1.8 million, which consisted of approximately 2.3 million in interest income, offset by approximately $4.1 million in general and administrative costs.

Going Concern Consideration

The accompanying unaudited consolidated financial statements have been prepared assuming we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of June 30, 2020, we had $243 in our operating bank account, approximately $200.8 million of interest income available in the trust account to pay for taxes, and a working capital deficit of approximately $6.7 million. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans.

Through June 30, 2020, our liquidity needs were satisfied through receipt of a $25,000 capital contribution from our sponsor in exchange for the issuance of the founder shares to our sponsor, $325,000 in loans from our sponsor, and the net proceeds from the consummation of the private placement not held in the trust account. We fully repaid the loans from our sponsor on February 20, 2018. Our sponsor also paid for certain general and administrative expenses on behalf of us. As of June 30, 2020 and December 31 2019, an aggregate of approximately $1.4 million and $387,000 of these advances were due on demand, non-interest bearing, and were fully outstanding.

In addition, in order to finance transaction costs in connection with a business combination, our sponsor or an affiliate of our sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (the “Working Capital Loans”) of up to $1.5 million.

We used substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less taxes payable and deferred underwriting commissions), to complete the Business Combination on July 15, 2020. Funds held in the trust account were also used to fund the redemption of 18,456,968 shares of Class A common stock.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). On March 11, 2020 the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with our assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the working capital deficit, mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after July 31, 2020.

Related Party Transactions

Class B Ordinary Shares

Prior to Leo’s initial public offering, in December 2017, Sponsor purchased 8,625,000 Class B ordinary shares, par value $0.0001, for an aggregate price of $25,000. In February 2018, Sponsor transferred 30,000 of such shares to each of the Leo Independent Directors. In February 2018, Sponsor effected a surrender of 2,875,000 Class B ordinary shares to us for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. The Sponsor had agreed to forfeit up to 750,000 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by Sponsor.

The Class B ordinary shares were identical to the Class A ordinary shares, and holders of Class B ordinary shares had the same shareholder rights as holders of Class A ordinary shares, except that: (i) the Class B ordinary shares were subject to certain transfer restrictions; (ii) Sponsor the Company’s officers and directors entered into letter agreements with Leo, pursuant to which they agreed (a) to waive their redemption rights with respect to their Class B ordinary shares and Class A ordinary shares in connection with the completion of the Company’s business combination and (b) to waive their rights to liquidating distributions from the trust account with respect to their Class B ordinary shares if the Company failed to complete its business combination within the required time period, although they would have been entitled to liquidating distributions from the trust account with respect to any Class A ordinary shares they held if the Company failed to complete its business combination within such time period; (iii) the Class B ordinary shares were automatically convertible into Class A ordinary shares at the time of the Company’s business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in the Company’s amended and restated memorandum and articles of association (which adjustment and anti-dilution rights were waived in connection with the Business Combination); and (iv) the Class B ordinary shares were subject to registration rights. If the Company submitted its business combination to its Class A ordinary shares for a vote, Sponsor and the Company’s officers and directors agreed to vote their Class B ordinary shares and any Class A ordinary shares purchased during or after the initial public offering in favor of the Company’s business combination. Permitted transferees of such holders of the Class B ordinary shares were subject to the same obligations.

Pursuant to the Surrender Agreement, at the Closing, Sponsor, together with certain other holders, surrendered and forfeited to Leo 1,924,282 Class B ordinary shares for no consideration and as a capital contribution to Leo. For additional information, see the section of the Proxy Statement/Prospectus titled “Business Combination—Related Agreements—Surrender Agreement.” In connection with the consummation of the Business Combination, the issued and outstanding Class B ordinary shares held by Sponsor and such other holders converted automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New DMS Class A Common Stock.

Private Placement Warrants

Simultaneously with the consummation of the initial public offering, Sponsor purchased 4,000,000 Leo private placement warrants at a price of $1.50 per warrant, or $6,000,000 in the aggregate, in a private placement. Each Leo private placement warrant entitled the holder to purchase one Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the Leo private placement warrants was placed in the trust account. The Leo private placement warrants were not permitted to be redeemed by Leo so long as they were held by Sponsor or its permitted transferees. If the Leo private placement warrants were held by holders other than Sponsor or its permitted transferees, the private placement warrants were redeemable by Leo and exercisable by the holders on the same basis as the Leo public warrants. Sponsor, or its permitted transferees, had the option to exercise the Leo private placement warrants on a cashless basis. In connection with the consummation of the Business Combination, (i) Sponsor surrendered and forfeited to Leo 2,000,000 of its Leo private placement warrants, (ii) the issued and outstanding Leo private placement warrants automatically became New DMS private placement warrants (no other changes were made to the terms of any issued and outstanding Leo private placement warrants as a result of the Business Combination) and (iii) 2,000,000 Seller Warrants were issued to the Sellers.

The New DMS private placement warrants (including the shares of New DMS Class A Common Stock issuable upon exercise of the New DMS private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the date of the Closing.

Registration Rights

Sponsor and Leo’s independent directors were entitled to registration rights pursuant to a registration rights agreement, which was amended and restated in connection with the Business Combination (the “Amended and Restated Registration Rights Agreement”). The Amended and Restated Registration Rights Agreement grants the certain Holders (as defined in the Amended and Restated Registration Rights Agreement) certain registration rights with respect to their registrable securities. For additional information, see the section of the Proxy Statement/Prospectus titled “Business Combination — Related Agreements — Amended and Restated Registration Rights Agreement”.

Related Party Loans

Sponsor and its affiliate had loaned us an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the Initial Public Offering. We repaid $300,000 on February 15, 2018. In addition, the sponsor and its affiliate loaned us another $25,000 for working capital. We fully repaid this amount on February 20, 2018.

Lion Capital, LLP, an affiliate of Sponsor (“Lion Capital”), made further working capital loans to Leo in the aggregate amount of $2,991,360 outstanding as of July 15, 2020. In connection with the consummation of the Business Combination, Lion Capital canceled, or Leo repaid, the Company’s obligations with respect to such loans, effective as of immediately prior to the consummation of the Domestication. Sponsor and Leo’s officers and directors, or any of their respective affiliates, have been reimbursed for out-of-pocket expenses incurred in connection with activities on Leo’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Leo’s audit committee reviewed on a quarterly basis all payments that were made to Sponsor or Leo’s officers or directors or Leo’s or their affiliates and determined which expenses and the amount of expenses that were to be reimbursed. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Leo’s behalf, although no such reimbursements were made from the proceeds of the initial public offering held in the trust account prior to the completion of the initial business combination.

Administrative Support Agreement

We agreed, commencing on the effective date of the Initial Public Offering in February 2018 through the earlier of our consummation of a business combination and our liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. During the three and six months ended June 30, 2020 and 2019, an aggregate of $30,000 and $60,000, respectively, for each period in connection with such services was recorded in general and administrative expenses in the accompanying unaudited condensed statements of operations. As of June 30, 2020 and December 31, 2019, $110,000 and $50,000 was accrued on the accompanying unaudited condensed balance sheets, respectively.

The agreement terminated and the Company ceased paying these monthly fees upon the Closing.

Director Nomination Agreement

At the Closing, New DMS, Sponsor, Sponsor PIPE Entity, Prism and Clairvest entered into the Director Nomination Agreement, pursuant to which, among other things Sponsor, Sponsor PIPE Entity, Prism and Clairvest each have certain rights to designate individuals to be nominated for election to the board of directors of New DMS. For additional information, see the section of the Proxy Statement/Prospectus titled “Business Combination—Related Agreements—Director Nomination Agreement.”

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instrument and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe there have been no significant changes in our critical accounting policies as discussed in our 2019 Form 10-K filed with the SEC on March 13, 2020.

Off-Balance Sheet Arrangements and Contractual Obligations

As of June 30, 2020 and December 31, 2019, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

As of June 30, 2020 and December 31, 2019, we were not subject to any market or interest rate risk. Following the consummation of our Initial Public Offering, the net proceeds of our Initial Public Offering, including amounts in the trust account, were invested in U.S. government treasury bills, notes or bonds with a maturity of 180 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we do not believe that there was an associated material exposure to interest rate risk.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended September 30, 2019, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that during the period covered by this report, our disclosure controls and procedures were effective.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the fiscal quarter ended June 30, 2020 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. The Business Combination was consummated in the quarter ending September 30, 2020.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

To the knowledge of our management, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Item 1A. Risk Factors

As a result of the closing of the Business Combination on July 15, 2020, the risk factors previously disclosed in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 no longer apply. For risk factors relating to our business following the Business Combination, please refer to the section “Risk Factors” in the Proxy Statement/Prospectus, which is incorporated by reference into our Current Report on Form 8-K/A filed on July 20, 2020.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds from Registered Securities

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

None.

Item 5. Other Information

None.

Item 6. Exhibits

Exhibit Number	Description

2.1+	Business Combination Agreement, dated April 23, 2020, by and among Leo Holdings Corp., Digital Media Holdings, LLC and the other parties thereto (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to Leo Holdings Corp.’s Current Report on Form 8-K filed with the SEC on April 24, 2020).

2.2	Amendment No. 1 to Business Combination Agreement, dated July 2, 2020, by and among Leo Holdings Corp., Clairvest GP Manageco Inc., as a Seller Representative, Prism Data, LLC, as a Seller Representative, and Leo Investors Limited Partnership (incorporated by reference to Exhibit 2.1 to Leo Holdings Corp.’s Current Report on Form 8-K filed with the SEC on July 2, 2020).

3.1	Certificate of Incorporation of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 3.1 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020)

3.2	Bylaws of Digital Media Solutions, Inc. (incorporated by reference to Exhibit 3.2 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).

4.1	Specimen New DMS Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).

4.2	Specimen New DMS Warrant Certificate (incorporated by reference to Exhibit 4.2 to Digital Media Solutions, Inc.’s Current Report on Form 8-K filed with the SEC on July 16, 2020).

4.3	Amended and Restated Warrant Agreement, dated July 15, 2020, by and among Leo Holdings Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to Leo Holdings Corp.’s Current Report on Form 8-K filed with the SEC on April 24, 2020).

10.2	Amended and Restated Sponsor Shares and Warrant Surrender Agreement, dated June 22, 2020, by and among Leo Holdings Corp., Leo Investors Limited Partnership and the other parties thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2020).

10.3+	Amended and Restated Limited Liability Company Agreement of Digital Media Solutions Holdings, LLC, dated July 15, 2020 (incorporated by reference to Exhibit 10.3 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.4	Director Nomination Agreement, dated July 15, 2020, by and among Digital Media Solutions, Inc., Leo Investors Limited Partnership, Lion Capital (Guernsey) Bridgeco Limited, Clairvest Group Inc. and Prism Data, LLC (incorporated by reference to Exhibit 10.4 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.5	Amended and Restated Registration Rights Agreement, dated July 15, 2020, by and among Digital Media Solutions, Inc., as successor to Leo Holdings, Corp., and the other parties thereto (incorporated by reference to Exhibit 10.5 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.6+	Tax Receivable Agreement, dated July 15, 2020, by and among Digital Media Solutions, Inc., CEP V DMS US Blocker Company, Prism Data, LLC, CEP V-A DMS AIV Limited Partnership, Clairvest Equity Partners V Limited Partnership, CEP V Co-Investment Limited Partnership and Clairvest GP Manageco Inc. (incorporated by reference to Exhibit 10.6 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.7	Lock-Up Agreement, dated July 15, 2020, by and among Digital Media Solutions, Inc. CEP V DMS US Blocker Company, Prism Data, LLC, CEP V-A DMS AIV Limited Partnership, Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment Limited Partnership (incorporated by reference to Exhibit 10.7 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.8 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.9	Digital Media Solutions, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.9 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.10	Letter Agreement, dated July 8, 2020, by and between Digital Media Solutions, LLC and Joey Liner (incorporated by reference to Exhibit 10.10 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.11	Letter Agreement, dated July 8, 2020, by and between Digital Media Solutions, LLC and Randall Koubek (incorporated by reference to Exhibit 10.11 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.12	Offer Letter, dated October 23, 2018, by and between Digital Media Solutions, LLC and Joey Liner (incorporated by reference to Exhibit 10.12 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.13	Offer Letter, dated November 21, 2018, by and between Digital Media Solutions, LLC and Randall Koubek (incorporated by reference to Exhibit 10.13 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.14+	Credit Agreement, dated July 3, 2018, by and among Digital Media Solutions Holdings, LLC, Digital Media Solutions, LLC, each of its affiliates party thereto, various financial institutions part thereto and Monroe Capital Management Advisors, LLC, as Administrative Agent and Lead Arranger (incorporated by reference to Exhibit 10.14 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.15	Incremental Amendment to Credit Agreement, dated July 1, 2019, by and among Digital Media Solutions Holdings, LLC, Digital Media Solutions, LLC, each of its affiliates party thereto, and Monroe Capital Management Advisors, LLC, as Administrative Agent (incorporated by reference to Exhibit 10.15 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.16	Incremental Amendment No. 2 to Credit Agreement, dated November 1, 2019, by and among Digital Media Solutions Holdings, LLC, Digital Media Solutions, LLC, each of its affiliates party thereto, and Monroe Capital Management Advisors, LLC, as Administrative Agent (incorporated by reference to Exhibit 10.16 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

10.17	Amendment No. 3 to Credit Agreement, dated January 7, 2020, by and among Digital Media Solutions Holdings, LLC, Digital Media Solutions, LLC, each of its affiliates party thereto, and Monroe Capital Management Advisors, LLC, as Administrative Agent (incorporated by reference to Exhibit 10.17 to Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed with the SEC on July 17, 2020).

31.1*	Certification of Chief Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Chief Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	INSTANCE DOCUMENT*

101.SCH	SCHEMA DOCUMENT*

101.CAL	CALCULATION LINKBASE DOCUMENT*

101.LAB	LABELS LINKBASE DOCUMENT*

101.PRE	PRESENTATION LINKBASE DOCUMENT*

101.DEF	DEFINITION LINKBASE DOCUMENT*

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)*

+

Certain schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules to the SEC upon request.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on this 10th day of August, 2020.

DIGITAL MEDIA SOLUTIONS, INC.

/s/ Joseph Marinucci
Name:	Joseph Marinucci
Title:	President and Chief Executive Officer (Principal Executive Officer)

/s/ Randall Koubek
Name:	Randall Koubek
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT 31.1

CERTIFICATION

PURSUANT TO RULE 13a-14 AND 15d-14

UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, Joseph Marinucci, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 of Digital Media Solutions, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: August 10, 2020	By:	/s/ Joseph Marinucci
Joseph Marinucci
President and Chief Executive Officer
(Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION

PURSUANT TO RULE 13a-14 AND 15d-14

UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

I, Randall Koubek, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 of Digital Media Solutions, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a. Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b. Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c. Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d. Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a. All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b. Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: August 10, 2020	By:	/s/ Randall Koubek
Randall Koubek
Chief Financial Officer
(Principal Financial and Accounting Officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. 1350

(SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002)

In connection with the Quarterly Report of Digital Media Solutions, Inc. (the “Company”) on Form 10-Q for the quarter ended June 30, 2020, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Joseph Marinucci, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 10, 2020

/s/ Joseph Marinucci
Name:	Joseph Marinucci
Title:	President and Chief Executive Officer
(Principal Executive Officer)

EXHIBIT 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. 1350

(SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002)

In connection with the Quarterly Report of Digital Media Solutions, Inc. (the “Company”) on Form 10-Q for the quarter ended June 30, 2020, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Randall Koubek, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 10, 2020

/s/ Randall Koubek
Name:	Randall Koubek
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 15, 2020

Digital Media Solutions, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38393	98-1399727
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 140th Avenue N., Suite 101 Clearwater, Florida	33762
(Address of principal executive offices)	(Zip Code)

(877) 236-8632

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	DMS	New York Stock Exchange
Redeemable warrants to acquire Class A common stock	DMS WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Current Report on Form 8-K/A (this “Amendment”) amends the Current Report on Form 8-K of Digital Media Solutions, Inc. (the “Company”), filed on July 16, 2020, as amended by the Current Report on Form 8-K/A of the Company filed on July 20, 2020.

The Company is filing this Amendment solely to include the following:

•	the unaudited consolidated financial statements of Digital Media Solutions Holdings, LLC for the three and six months ended June 30, 2020 and 2019 and as of June 30, 2020; and

•	the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Digital Media Solutions Holdings, LLC for the three and six months ended June 30, 2020 and 2019.

Item 9.01.	Financial Statements and Exhibits.

(a)    Financial Statements of Businesses Acquired

The unaudited consolidated financial statements of Digital Media Solutions Holdings, LLC for the three and six months ended June 30, 2020 and 2019 and as of June 30, 2020, are attached as Exhibit 99.1 hereto and are incorporate herein by reference. The Management’s Discussion and Analysis of Financial Condition and Results of Operations of Digital Media Solutions Holdings, LLC for the three and six months ended June 30, 2020 and 2019, is attached as Exhibit 99.2 hereto and is incorporated herein by reference.

(d)    Exhibits

Exhibit Number	Description

99.1	Unaudited consolidated financial statements of Digital Media Solutions Holdings, LLC for the three and six months ended June 30, 2020 and 2019 and as of June 30, 2020.

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Digital Media Solutions Holdings, LLC for the three and six months ended June 30, 2020 and 2019.

104	Cover page information from Digital Media Solutions, Inc.’s Current Report on Form 8-K/A filed on August 10, 2020 formatted in iXBRL (Inline Extensible Business Reporting Language).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2020

Digital Media Solutions, Inc.

/s/ Ryan Foster
Name:	Ryan Foster
Title:	General Counsel, Executive Vice President of Compliance and Secretary

Exhibit 99.1

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2020	December 31, 2019

	(U.S. dollars in thousands)
ASSETS
Current assets:
Cash	$7,951	$3,008
Accounts receivable, net	32,337	30,137
Prepaid and other current assets	6,315	2,217

Total current assets	$46,603	$35,362
Property and equipment, net	12,150	8,728
Goodwill	41,826	41,826
Intangible assets, net	50,873	57,935
Other assets	265	254

Total assets	$151,717	$144,105

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$23,106	$24,160
Accrued expenses and other current liabilities	11,817	10,839
Current portion of long-term debt	4,150	4,150
Contingent consideration payable	—	1,000

Total current liabilities	$39,073	$40,149
Long-term debt	207,970	201,048
Deferred tax liability	7,691	8,675
Other non-current liabilities	520	491

Total liabilities	$255,254	$250,363
Commitments and contingencies (Note 12)

Members’ deficit	$(103,537)	$(106,258)

Total liabilities and members’ deficit	$151,717	$144,105

The accompanying notes are an integral part of the consolidated financial statements.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(U.S. dollars in thousands, except per unit amounts)
Net revenue	$75,196	$57,745	$147,924	$115,567
Cost of revenue	52,402	38,865	102,561	77,983
Salaries and related costs	7,901	7,042	16,231	13,894
General and administrative expenses	4,652	4,736	9,950	9,038
Acquisition costs	47	2,889	74	5,785
Depreciation and amortization	4,356	2,035	8,671	3,964

Income from operations	$5,838	$2,178	$10,437	$4,903
Interest expense	3,491	2,289	7,281	4,408

Net income (loss) before income taxes	$2,347	$(111)	$3,156	$495
Income tax expense	213	—	265	—

Net income (loss)	$2,134	$(111)	$2,891	$495

Basic and diluted weighted average units outstanding of Class A units	23,960,000	23,960,000	23,960,000	23,960,000
Basic and diluted net income per unit, Class A	$0.05	$—	$0.06	$0.01
Basic and diluted weighted average units outstanding of Class B units	20,500,000	20,500,000	20,500,000	20,500,000
Basic and diluted net income per unit, Class B	$0.05	$—	$0.07	$0.01

The accompanying notes are an integral part of the consolidated financial statements

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

(Unaudited)

	Class A		Class B
	Units	Amount	Units	Amount	Total

	(U.S. dollars in thousands, except per unit amounts)
Balance – December 31, 2019	23,960,000	$(79,866)	20,500,000	$(26,392)	$(106,258)
Net income	—	409	—	348	757
Member distributions	—	(38)	—	(132)	(170)

Balance – March 31, 2020	23,960,000	$(79,495)	20,500,000	$(26,176)	$(105,671)

Net income	—	1,150	—	984	2,134

Balance – June 30, 2020	23,960,000	$(78,345)	20,500,000	$(25,192)	$(103,537)

	Class A		Class B
	Units	Amount	Units	Amount	Total

	(U.S. dollars in thousands, except per unit amounts)
Balance – December 31, 2018	23,960,000	$(62,105)	20,500,000	$(11,298)	$(73,403)
Net income	—	327	—	279	606
Member distributions	—	(1,158)	—	(990)	(2,148)

Balance – March 31, 2019	23,960,000	$(62,936)	20,500,000	$(12,009)	$(74,945)

Net loss	—	(60)	—	(51)	(111)
Member distributions	—	(3,877)	—	(3,317)	(7,194)

Balance – June 30, 2019	23,960,000	$(66,873)	20,500,000	$(15,377)	$(82,250)

The accompanying notes are an integral part of the consolidated financial statements

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2020	2019

	(U.S. dollars in thousands)
Cash flows from operating activities
Net income	$2,891	$495
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	8,671	3,964
Payment of contingent consideration	(1,000)	(245)
Amortization of debt issuance costs	471	240
Change in deferred income taxes	(984)	—
Change in accounts receivable, net	(2,200)	(4,933)
Change in prepaid expenses and other current assets	(4,109)	(946)
Change in accounts payable and accrued expenses	(76)	(579)
Change in contingent consideration payable	—	3,127
Change in other liabilities	29	(85)

Net cash provided by operating activities	$3,693	$1,038
Cash flows from investing activities
Additions to property and equipment	$(5,031)	$(2,730)
Additions to trademarks & domain names	—	(14)

Net cash used in investing activities	$(5,031)	$(2,744)
Cash flows from financing activities
Proceeds from issuance of long-term debt	$—	$5,000
Repayments of long-term debt	(2,386)	(1,000)
Payment of debt issuance costs	(163)	(42)
Proceeds from borrowings on revolving credit facilities	10,000	5,000
Repayments of borrowings on revolving credit facilities	(1,000)	(1,500)
Payment of contingent consideration payable	—	(5)
Distributions to members	(170)	(9,342)

Net cash provided by (used in) financing activities	$6,281	$(1,889)

Net increase (decrease) in cash during the year	$4,943	$(3,595)
Cash – beginning of period	3,008	4,589

Cash – end of period	$7,951	$994

Supplemental cash flow information
Cash paid for interest	$6,904	$4,184
Capital expenditures included in accounts payable	$248	$98

The accompanying notes are an integral part of the consolidated financial statements

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS

Digital Media Solutions Holdings, LLC and subsidiaries (“DMS” or “the Company”), is a performance marketing company offering a diversified lead and software delivery platform that drives high value and high intent leads to its customers. The Company is headquartered in Clearwater, Florida, with satellite offices throughout the United States and Canada. The Company primarily operates and derives most of its revenues in the United States.

The Company operates as a performance marketing engine for companies across numerous industries, including consumer finance (mortgage), education (split between non-profit and for-profit), automotive (aftermarket auto warranty, auto insurance), insurance (health, homeowners), home services (home security), brand performance (consumer products), gig, health and wellness, and career (job pursuit). Through its agency business, DMS provides access and control over the advertising spend of clients, and also offers marketing automation software as a service (SaaS) to clients.

The Company has organized its operations into three reportable segments. The Brand Direct reportable segment consists of services delivered against an advertiser’s brand, while the Marketplace reportable segment is made up of services delivered directly against the DMS brand. In the Other reportable segment, services offered by DMS include software services, and digital media services that are managed on behalf of the customer (i.e. agency services).

NOTE 2. BASIS OF PRESENTATION

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of Digital Media Solutions Holdings, LLC and its wholly-owned subsidiaries (collectively, the “Company”): Digital Media Solutions, LLC, Forte Media Solutions, LLC, School Advisor, LLC, Pure Flow Marketing, LLC, DMS Digital Agency, Underground Elephant, Co., Car Loan Pal Holdings, LLC, Advertise Pals, LLC, Best Rate Holdings, LLC, DMS Engage, LLC, and W4 Holding, LLC.

The Company does not have any components of other comprehensive income recorded within its consolidated financial statements, and, therefore, does not separately present a statement of comprehensive income in its consolidated financial statements.

All intercompany activity and balances have been eliminated as part of the consolidation. Amounts presented within the consolidated financial statements and accompanying notes are presented in thousands of U.S. dollars, with the exception of percentages, unit, and per unit amounts.

Unaudited interim financial information

The accompanying condensed consolidated financial statements and the notes to the condensed consolidated financial statements as of June 30, 2020 and for the three and six months ended June 30, 2020 and 2019 are unaudited. These unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the S-4 registration statement of Leo Holdings Corp. (“Leo”), as filed with the SEC on May 11, 2020. The condensed consolidated balance sheet at December 31, 2019 included herein was derived from the audited financial statements as of that date, but does not include all disclosures, including notes, required by GAAP. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the Company’s condensed consolidated balance sheet at June 30, 2020, its condensed consolidated statements of operations and changes in members’ equity for the three and six months ended June 30, 2020 and June 30, 2019 and condensed consolidated statements of cash flows for the six months ended June 30, 2020 and June 30, 2019. The results of operations for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2020, or any other future period.

1

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies are described in Note 2, Basis of Presentation and Summary of Significant Accounting Policies, to the consolidated financial statements included in the S-4 registration statement filed by Leo for the fiscal year ended December 31, 2019. There have been no material changes to our significant accounting policies as of and for the six months ended June 30, 2020.

Limited liability companies

The members of the limited liability companies are not liable for the debts, obligations, or liabilities of the Company, whether arising in contract, tort, or otherwise, unless a member has signed a specific guaranty. Profit and losses are allocated among the members in accordance with their respective limited liability company (“LLC”) agreement.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates. Significant estimates inherent in the preparation of the consolidated financial statements include accounting for allowances for doubtful accounts, depreciation and amortization, business combinations, loss contingencies, and asset impairments.

Impact of coronavirus

On March 11, 2020, the World Health Organization declared the coronavirus (“COVID-19”) outbreak a pandemic, which continues to spread throughout North America and worldwide. The extent of COVID-19’s impact on the Company’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on the Company’s business. However, if the pandemic continues to evolve into a severe worldwide health crisis, the disease could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Recently issued accounting pronouncements adopted

The Company will qualify as an “emerging growth company” and thus, has elected to adhere to the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows the Company to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

2

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company maintains a Credit Agreement (“Monroe Facility”) with Monroe Capital Management Advisors (as administrative agent and lender) that includes a $100,000 and $99,000 term loan commitment. The loans bear interest at a variable rate equal to the three-month LIBOR, or an alternate base rate, plus an agreed upon margin with the Company’s financial institution. Due to reference rate reform, LIBOR is expected to be discontinued at the end of the year 2021. In March 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-04, Reference Rate Reform (Topic 848), which provides optional guidance for a limited period of time to ease the potential burden in accounting for the effects of the transition away from LIBOR and other reference rates. The Company adopted the standard effective March 31, 2020 and elected the expedient to prospectively adjust the effective interest rate as LIBOR is replaced. The Company does not expect this ASU to have a material impact on its consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

On February 25, 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, “Leases”. The new standard applies a right-of-use (“ROU”) model that requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset and a liability to make lease payments. Similar to the existing standard, the lessee will classify leases as either finance or operating. This classification will involve more judgment on the part of the lessee. The pattern of expense recognition in the statement of operations as well the effect on the statement of cash flows differs depending on the lease classification.

In March 2019, the FASB issued ASU 2019-01, “Leases (842): Codification Improvements”. This update clarified that entities are exempt from disclosing the effect of the change on income from continuing operations, net income, and related per-share amounts, if applicable, for the interim periods after adoption of ASC 842.

Lessor accounting is similar to the current lease standard; however, updated to align with changes to the lessee model and the new revenue recognition standard. Similar to current leases standard, lessors will classify leases as operating, direct financing, or sales-type.

Lessees and lessors are required to provide certain qualitative and quantitative disclosures to enable users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases.

The standard was initially effective for annual and interim reporting periods beginning after December 15, 2019. However, in November 2019, the FASB issued ASU 2019-10, “Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates”, which deferred the effective date of ASU 2016-02 by an additional year. As such, the Company is required to adopt the new leases standard for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The standard must be adopted using a modified retrospective transition. The Company is currently evaluating the impact of adopting the new standard. The adoption of this standard will require the recognition of a ROU asset and liability on the Company’s financial position and is expected to have a material impact on the Company’s consolidated balance sheet and related disclosures. The Company does not anticipate that adoption will have a significant impact on its consolidated statement of operations or cash flows.

NOTE 4. REVENUES

The Company derives revenue primarily through the delivery of various types of services, including: customer acquisition, agency managed services and software as a service (SaaS). Under ASC 606, the Company recognizes revenue when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

3

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Disaggregation of revenue

The tables below present summarized financial information for each of the Company’s net revenue disaggregated by reportable segment and service type. “Corporate and other” represents other business activities and includes eliminating entries.

The Company’s net revenue disaggregated by reportable segment and service type is as follows:

	Three Months Ended June 30, 2020

	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue:
Customer acquisition	$40,117	$35,168	$—	$(6,636)	$68,649
Agency managed services	5,190	—	566	—	5,756
Software services	—	—	791	—	791

Total net revenue	$45,307	$35,168	$1,357	$(6,636)	$75,196

	Three Months Ended June 30, 2019

	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue:
Customer acquisition	$40,785	$15,648	$—	$(4,064)	$52,369
Agency managed services	3,873	—	724	—	4,597
Software services	—	—	779	—	779

Total net revenue	$44,658	$15,648	$1,503	$(4,064)	$57,745

	Six Months Ended June 30, 2020

	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue:
Customer acquisition	$78,570	$69,346	$—	$(10,246)	$137,600
Agency managed services	7,638	—	1,016	—	8,654
Software services	—	—	1,600	—	1,600

Total net revenue	$86,208	$69,346	$2,616	$(10,246)	$147,924

	Six Months Ended June 30, 2019

	Brand Direct	Marketplace	Other	Corporate and other	Total
Net revenue:
Customer acquisition	$82,843	$31,574	$—	$(8,721)	$105,696
Agency managed services	6,907	—	1,411	—	8,318
Software services	—	—	1,553	—	1,553

Total net revenue	$89,750	$31,574	$2,964	$(8,721)	$115,567

Management uses these categories of revenue to evaluate the performance of its businesses and to assess its financial results and forecasts.

The Company has elected the practical expedient to not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which revenue is recognized in the amount to which the Company has the right to invoice for services performed.

4

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contract balances

The Company’s contract liabilities result from payments received in advance of revenue recognition and advance consideration received from clients, which precede the Company’s satisfaction of the associated performance obligation. If a customer pays consideration before the Company’s performance obligations are satisfied, such amounts are classified as deferred revenue on the consolidated balance sheets. As of June 30, 2020 and December 31, 2019, the balance of deferred revenue was $527 and $1,247 respectively, as classified within “Accrued expenses and other current liabilities” on the consolidated balance sheets. During the six months ended June 30, 2020 and June 30, 2019, $2,333 and $816 of deferred revenue recorded at December 31, 2019 and 2018 was recognized as revenue respectively. The majority of the deferred revenue balance as of June 30, 2020 will be recognized into revenue during the third quarter of 2020.

When there is a delay between the period in which revenue is recognized and when a customer invoice is issued, revenue is recognized and the corresponding amounts are recorded as unbilled revenue (i.e. contract assets) within accounts receivable, net on the consolidated balance sheets. As of June 30, 2020 and December 31, 2019, unbilled revenue included in accounts receivable was $1,964 and $768 respectively. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. Substantially all amounts included within the unbilled revenue balance are invoiced to customers within the month directly following the period of service. Historical estimates related to unbilled revenue have not been materially different from actual revenue billed.

NOTE 5. GOODWILL AND INTANGIBLE ASSETS

Goodwill

There were no changes in the carrying value of goodwill at either the reporting segment or consolidated financial statement levels for the six months ended June 30, 2020.

The carrying amount of goodwill for all reporting units had no accumulated impairments as of June 30, 2020 and December 31, 2019.

Intangible assets, net

Finite-lived intangible assets consisted of the following:

		June 30, 2020			December 31, 2019
	Amortization Period (Years)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Technology	3 to 5	$47,946	$(15,424)	$32,522	$47,946	$(9,751)	$38,195
Customer relationships	1 to 12	19,583	(4,366)	15,217	19,583	(3,078)	16,505
Brand	1 to 5	4,187	(2,354)	1,833	4,187	(2,556)	1,631
Non-competition agreements	3	1,815	(514)	1,301	1,815	(211)	1,604

Total		$73,531	$(22,658)	$50,873	$73,531	$(15,596)	$57,935

5

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the six months ended June 30, 2020, intangible assets, net decreased $7,062 due to amortization expense. Amortization expense for finite-lived intangible assets is recorded on a straight-line basis in the pattern in which the assets’ economic benefits are consumed over their estimated useful lives. Amortization expense related to finite-lived intangible assets was $7,062 and $3,283 for the six months ended June 30, 2020 and 2019 respectively.

Impairment analysis

For the six months ended June 30, 2020, there were no events or changes in circumstances to indicate that goodwill or intangible assets are impaired.

NOTE 6. DEBT

The table below presents the components of outstanding debt:

	June 30, 2020	December 31, 2019
Term loan	$192,509	$194,810
Revolving credit facility	14,000	5,000
Delayed draw term loan	8,344	8,429

Total debt	$214,853	$208,239
Unamortized debt issuance costs	(2,733)	(3,041)

Debt, net	$212,120	$205,198
Current portion of debt	(4,150)	(4,150)

Noncurrent portion of debt	$207,970	$201,048

Monroe Facility

On July 3, 2018, DMS entered into the Monroe Facility with Monroe Capital Management Advisors (as administrative agent and lender). The Monroe Facility included a $5,000 revolving commitment, as well as a $100,000 term loan commitment and a $15,000 delayed draw term loan, for a total available capacity of $120,000 as of December 31, 2018.

During the year ended December 31, 2019 the Monroe Facility’s capacity was extended to include an additional $99,000 term loan commitment to $199,000 and increased capacity on the revolver by $2,500 for a total amended capacity of $221,500, which had an effective interest rate of 6.8% and 7.5% per annum for the years ended December 31, 2019 and 2018 respectively. The Company used the funds to finance a portion of UE (See Note 7), accelerate contingent consideration payments, and to add to general working capital. The loans bear interest at a variable rate equal to the three-month LIBOR, or an alternate base rate, plus an agreed upon margin with the Company’s financial institution and matures in full in July 2023.

During the six months ended June 30, 2020, the Monroe Facility’s capacity was increased to include an additional $7,500 on the revolver and added net borrowings of $9,000.

As of June 30, 2020 and December 31, 2019, the fair value of the Company’s long-term debt approximates its carrying value.

6

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Covenants

The Monroe Facility contains covenants that require the Company to meet certain financial ratios and place restrictions on the payment of dividends, sale of assets, borrowing level, mergers, and purchases of capital stock, assets, and investments.

NOTE 7. ACQUISITIONS

UE Authority, Co.

On November 1, 2019, the Company acquired UE for cash of approximately $56,620 including closing purchase price adjustments. The acquisition of UE supports the Company’s strategy of broadening its reach in the insurance industry.

The Company primarily used an income method, or discounted cash flow (“DCF”) analysis, which represent Level 3 fair value measurements, to assess the components of its purchase price allocation. The table below presents the preliminary fair value allocation of the purchase price to the assets acquired, and liabilities assumed:

November 1, 2019
Goodwill	$29,723
Technology	26,000
Brand	690
Non-competition agreements	1,520
Customer relationships	10,300
Other assets acquired	6,393
Liabilities assumed	(9,045)
Deferred tax liability	(8,961)

Net assets acquired	$56,620

The goodwill reflects the workforce and synergies expected from combining the operations of UE. The goodwill recorded as part of this acquisition is included in the Marketplace reportable segment. Intangible assets primarily consist of customer relationships, technology, non-competition agreements and brand with an estimated useful life of nine years, five years, three years and one year respectively.

The acquisition was accounted for as a business combination, whereby the excess of the fair value of the business over the fair value of identifiable net assets was allocated to goodwill. The results of operations of the acquired business have been included in the Company’s results of operations since the acquisition date of November 1, 2019. The fair value of the acquired technology and customer relationships was determined using the multi period excess earnings approach. The fair value of the acquired brand was determined using the Relief from Royalty (“RFR”) method. The fair value of the non-competition agreement was determined using the income approach. As of June 30, 2020, the purchase accounting measurement period has not been finalized primarily due to open tax contingencies and the valuation of intangibles.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

The following is a description of the valuation methodology used for contingent consideration which are recorded at fair value.

7

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contingent consideration related to acquisitions

The fair value of the contingent consideration was determined using a Monte Carlo fair value analysis based on estimated performance and the probability of achieving the targets. As certain inputs are not observable in the market, the contingent consideration is classified as a Level 3 instrument.

The table below presents assets and liabilities measured at fair value on a recurring basis:

		December 31, 2019
Category	Balance Sheet Location	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent consideration	Contingent consideration payable	$—	$—	$1,000	$1,000

Total		$—	$—	$1,000	$1,000

The following table represents the change in the contingent consideration (in thousands):

Level 3
December 31, 2019	1,000
Additions	—
Changes in fair value	—
Settlements	(1,000)

June 30, 2020	—

NOTE 9. REPORTABLE SEGMENTS

The Company’s operating segments are determined based on the financial information reviewed by its chief operating decision maker (“CODM”) i.e. the Chief Executive Officer (“CEO”), and the basis upon which the CEO makes resource allocation decisions and assesses the performance of the Company’s segments. The Company evaluates the operating performance of its segments based on financial measures such as net revenue, cost of revenue, and gross profit. Given the nature of the digital marketing solutions business, the amount of assets does not provide meaningful insight into the operating performance of the Company. As a result, the amount of the Company’s assets is not subject to segment allocation and total assets is not included within the disclosure of the Company’s segment financial information.

The following tables are a reconciliation of net revenue, cost of revenue, and segment profit to (loss) income from operations. “Corporate and other” represents other business activities and includes eliminating entries.

The Company’s segment information is as follows:

	Three Months Ended June 30, 2020

	Brand Direct	Marketplace	Other	Corporate and Other	Total
Net revenue	$45,307	$35,168	$1,357	$(6,636)	$75,196
Cost of revenue	(34,409)	(24,541)	(39)	6,587	(52,402)

Total segment gross profit	$10,898	$10,627	$1,318	$(49)	$22,794
Salaries and related costs					7,901
General and administrative expenses					4,652
Acquisition costs					47
Depreciation and amortization					4,356

Income from operations					$5,838

8

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Three Months Ended June 30, 2019

	Brand Direct	Marketplace	Other	Corporate and Other	Total
Net revenue	$44,658	$15,648	$1,503	$(4,064)	$57,745
Cost of revenue	(33,071)	(9,830)	(28)	4,064	(38,865)

Total segment gross profit	$11,587	$5,818	$1,475	$—	$18,880
Salaries and related costs					7,042
General and administrative expenses					4,736
Acquisition costs					2,889
Depreciation and amortization					2,035

Income from operations					$2,178

	Six Months Ended June 30, 2020

	Brand Direct	Marketplace	Other	Corporate and Other	Total
Net revenue	$86,208	$69,346	$2,616	$(10,246)	$147,924
Cost of revenue	(65,297)	(47,440)	(70)	10,246	(102,561)

Total segment gross profit	$20,911	$21,906	$2,546	$—	$45,363
Salaries and related costs					16,231
General and administrative expenses					9,950
Acquisition costs					74
Depreciation and amortization					8,671

Income from operations					$10,437

	Six Months Ended June 30, 2019

	Brand Direct	Marketplace	Other	Corporate and Other	Total
Net revenue	$89,750	$31,574	$2,964	$(8,721)	$115,567
Cost of revenue	(66,672)	(19,979)	(53)	8,721	(77,983)

Total segment gross profit	$23,078	$11,595	$2,911	$—	$37,584
Salaries and related costs					13,894
General and administrative expenses					9,038
Acquisition costs					5,785
Depreciation and amortization					3,964

Income from operations					$4,903

NOTE 10. RELATED PARTY TRANSACTIONS

In consideration for various management and advisory services, the Company pays to one of its members a quarterly retainer of $50 plus out-of-pocket expenses. The total expense for the six months ended June 30, 2020 and 2019 was $100 and $109 respectively. These expenses are included in the accompanying consolidated statements of operations as “General and administrative” expenses. As at June 30, 2020 and 2019, $50 remain in “Accrued expenses and other current liabilities”.

For the six months ended June 30, 2020 and 2019, tax distributions to members’ amount to $170 and $9,342 respectively.

9

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. BENEFIT PLANS

The Company instituted a transaction-based cash bonus plan, the Digital Media Solutions, LLC Employee Incentive Plan (“the EIP”), on January 31, 2019. The EIP provides for a cash bonus pool payout to vested participants upon the occurrence of a “Sale of the Company” prior to December 31, 2024, in which the equity value (as determined by the board of managers) exceeds $100,000. Each EIP participant is awarded a number of bonus pool units, and will be entitled to a pro rata share of the aggregate bonus pool based on the total number of vested bonus pool units held among all participants. DMS also instituted a second transaction-based cash bonus plan on November 1, 2019 which mirrors the first plan, except that the equity value was raised to $325,000. The Company has not recorded an accrued liability related to the EIP as of June 30, 2020.

On April 23, 2020, DMS entered into a business combination agreement with Leo (NYSE: LHC), a publicly traded special purpose acquisition company. Although this business combination is not considered a “Sale of the Company” for purposes of the EIP, the board of managers was permitted at its discretion to make a payment under the plan as it deemed fit upon consummation of the business combination.

NOTE 12. COMMITMENTS AND CONTINGENCIES

Legal proceedings

The Company is subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of business. An estimated liability is recorded for those proceedings and claims when the loss from such proceedings and claims becomes probable and reasonably estimable. Outstanding claims are reviewed with internal and external counsel to assess the probability and the estimates of loss, including the possible range of an estimated loss. The risk of loss is reassessed each period and as new information becomes available and liabilities are adjusted as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the consolidated financial position but could possibly be material to the consolidated results of operations or cash flows for any one period.

Lease agreements

The Company leases office space in 15 different locations. The leases entered into by the Company are made up of both long-term and short-term leases. Lease agreements in two locations provide the option to extend for three years upon the provision of nine-month notice.

As at June 30, 2020, the future annual minimum lease payments for the Company were comprised of the following:

Year Ending December 31:
2020	$857
2021	1,685
2022	1,604
2023	1,475
2024	1,040
Thereafter	360

Total	$7,021

Rent expense under all leases for the six months ended June 30, 2020 and 2019 was $1,132 and $1,003 respectively.

10

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. EARNINGS PER UNIT

In calculating earnings per unit, the Company follows the two-class method, which distinguishes between the classes of securities based on the proportionate participation rights of each security type in the Company’s undistributed earnings. Net income (loss) per unit is computed by dividing net income (loss) applicable to unitholders by the weighted average number of units outstanding for the period.

The table below sets forth the computation of the Company’s basic and diluted earnings per unit:

	Six Months Ended June 30,
	2020		2019
Numerator
Net income	$ 2,891		$ 495
Less: Distributions to Class A unitholders	(38)		(5,035)
Less: Distributions to Class B unitholders	(132)		(4,307)
Undistributed income (loss) to unitholders	$ 2,721		$(8,848)

	Class A	Class B	Class A	Class B
Numerator by class
Undistributed income (loss) attributable to unitholders	$1,466	$1,255	$(4,768)	$(4,079)
Plus: Distributed earnings attributable to unitholders	38	132	5,035	4,307
Income attributable to unitholders	1,504	1,387	267	228

Basic and diluted income per unit attributable to unitholders	$0.06	$0.07	$0.01	$0.01

NOTE 14. INCOME TAXES

The Company is set up as a “partnership” for U.S. federal and state and local income tax purposes. As a U.S. partnership, generally the Company will not be subject to corporate income taxes. Instead, each of the ultimate partners are taxed on their proportionate share of the Company’s taxable income. The acquisition of UE in November 2019 introduced a U.S. income tax paying corporation into the structure. As such, the Company will be required to pay federal and state corporate income taxes on UE’s taxable earnings.

The Company’s tax provision or benefit from income taxes for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any. Each quarter the Company updates its estimate of the annual effective tax rate and makes a year-to-date adjustment to the provision. The Company recorded no income tax benefit/expense for the three and six months ended June 30, 2019.

For the three and six months ended June 30, 2020, the Company’s effective income tax rate of 9% and 8% differed from the statutory federal income tax rate of 21%, with such differences resulting from the vast majority of 2020 earnings not being subjected to corporate income taxes because each of the ultimate partners are taxed on their proportionate share of the Company’s taxable income.

On March 27, 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act” was signed into law. The Act includes income tax provisions relating to net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The implications of these provisions did not have a material impact to the consolidated financial statements.

11

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SUBSEQUENT EVENTS

Subsequent events have been evaluated through August 10, 2020, which is the date the consolidated financial statements were available to be issued.

On July 15, 2020, DMS completed its previously announced business combination with Leo (the “Business Combination”). In connection with the closing of the Business Combination, among other things, Leo (i) changed its name to Digital Media Solutions, Inc. (“New DMS”) and (ii) purchased certain equity interests in DMS in exchange for a combination of cash and equity interests in New DMS. The current DMS executive management team now leads New DMS, which trades on the New York Stock Exchange under the symbols “DMS” and “DMS WS”. The board of managers elected to pay a total of $234 to EIP participants in connection with the Business Combination. Additionally, New DMS paid $30,000 to DMS to be used as cash on the DMS balance sheet and $10,000 which DMS used to pay down outstanding indebtedness under the Monroe Facility.

The DMS management team and the Clairvest private equity funds continue to retain a significant continuing equity interest in New DMS, representing over 70% of the voting and economic interests in New DMS as a result of the redemption of 18,456,968 Class A ordinary shares by Leo’s public shareholders and the payment of equity consideration in connection with the Business Combination.

On July 16, 2020, DMS also completed its previously announced acquisition of SmarterChaos, a premier digital marketing and online performance management agency, along with She Is Media, a female-centric performance ad network. The acquisition will create expanded media distribution, allowing the Company to further accelerate the digital marketing acquisition efforts of its advertiser clients and enable brands to acquire new customers by leveraging the DMS customer acquisition platform and the relationships cultivated by the SmarterChaos team.

12

Exhibit 99.2

Unless the context otherwise requires, any reference in this section of this report to DMS, the “Company,” “we,” “us” or “our” refers to Digital Media Solutions Holdings, LLC and its consolidated subsidiaries prior to the consummation of the Business Combination. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes, and other financial information included elsewhere within this report. This discussion includes forward-looking information regarding our business, results of operations and cash flows and contractual obligations and arrangements that involves risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of Leo Holdings Corp.’s final prospectus and definitive proxy statement, dated June 24, 2020 (the “Proxy Statement/Prospectus”) entitled “Cautionary Note Regarding Forward-Looking Information” and “Risk Factors”. Amounts presented within this management’s discussion and analysis are presented in thousands of U.S. dollars, with the exception of percentages.

OVERVIEW

DMS is a premier performance-based marketing company offering a diversified customer leads and software delivery platform that drives high value, high intent leads to its customers. DMS is headquartered in Clearwater, Florida with approximately 350 employees in total located at our headquarters and satellite offices throughout the United States and Canada. We are a major contributor to the structural shift from traditional media to the online and digital arena currently ongoing in the advertising industry. Through our cutting-edge technologies and multi-faceted platforms, DMS enables advertisers to more closely track, monitor and adjust campaigns based on their return on investment.

DMS operates as a performance marketing engine for companies across numerous industries, including consumer finance (mortgage), education (split between non-profit and for-profit), automotive (aftermarket auto warranty, auto insurance), insurance (health, homeowners), home services (home security), brand performance (consumer products), gig, health and wellness, and career (job pursuit). We also operate an agency business providing better access and control over the advertising spend of customers, including marketing automation Software as a Service (“SaaS”) to customers.

We classify our operations into three reportable segments: Brand Direct, Marketplace and Other. Under the Brand Direct reportable segment, revenues are earned from fees we charge to our customers when we advertise directly for them under their brand name. In servicing our customers under this reportable segment, the end consumer of our customer interacts directly with our customer and does not interface with DMS at any point during the transaction process. Under the Marketplace reportable segment, we earn revenues from fees we charge to our customers when we advertise their business under our brand name. The end consumer interfaces directly with our brand and may be redirected to our customer based on information obtained during the transaction process. Under the Other reportable segment, we earn revenues from fees for other services provided to our customers. Services include the management of digital media services on behalf of our customers (i.e. agency services), as well as SaaS.

RECENT BUSINESS ACQUISITIONS

Over the past eight years, we have fine-turned our diversification strategy and have grown to become a multi-million dollar company made up of three reportable segments (described above) and eleven entities.

On November 1, 2019, we purchased substantially all assets and business of UE Authority Co. (“UE”) for cash of approximately $56,620. UE generates and purchases leads, clicks or calls for sale to its carriers and agent customers. Post-acquisition, UE was rebranded to DMS Insurance, a component of the Marketplace reportable segment. Through the acquisition of UE, we launched into the digital insurance advertising marketplace as a key player with a comprehensive suite of products that connect high-intent consumers with our nation’s largest auto, home, health and life insurance providers, allowing for continued expansion in the insurance vertical.

On November 1, 2018, we acquired Fosina Marketing Group, Inc. (“Fosina”) for cash of approximately $5,976. Fosina is an innovative and data-driven marketing firm which provides customers with direct to consumer agency services. The acquisition of Fosina allowed us to dive deeper into our relationships with consumer-facing e-commerce brands in order to perform competitively in the global direct-to-consumer subscription marketing business.

On August 31, 2018, we acquired Luav, LLC (“Luav”), a company engaged in the generation of fixed leads in the consumer finance vertical. Luav was acquired for cash of approximately $3,833. The acquisition of Luav expanded our consumer finance vertical as it broadened our exposure to potential customers in the consumer finance industry.

On June 29, 2018, DMS acquired W4 Holding Company, LLC (“W4”) for cash of approximately $12,988. W4 owns proprietary lead and campaign management technology and expansive lead distribution capacity. The acquisition expanded our reach across several online distribution channels, including email, search, display and social media platforms.

On April 30, 2018, we acquired substantially all of the assets and business of Avenue100 Media Solutions, LLC (“Avenue100”), a company engaged in the generation of education leads, for cash of approximately $2,000. The acquisition expanded our digital reach by increasing the number of domains accessible for our operations.

On December 1, 2017, we acquired GotConsumer, LLC (“GotConsumer”), a company engaged in the generation of automotive and mortgage leads for cash of approximately $3,900. This strategic move enabled us to diversify our scope and reach into the automotive industry as well as the lending business via GotConsumer’s mortgage customer acquisition business.

On October 1, 2017, through our newly formed subsidiary, DMS Engage, we acquired Mocade Media, LLC (“Mocade”) for cash of approximately $4,725. Mocade is an email marketing firm that delivers engaging content and increases return on investment of email programs. With Mocade’s sophisticated proprietary email optimization platform, we have continued to expand our omni-channel messaging capabilities that help drive meaningful engagement and business growth.

FACTORS AFFECTING OUR BUSINESS

Management of high quality targeted media sources

In the digital marketing solutions industry, it is essential that advertising service providers are able to acquire and retain high quality media sources that have the ability to attract targeted users for advertiser customers on a large scale at low cost. This can be particularly challenging given the dynamic nature of the media resources available to advertising service providers. Frequent updates in search engine algorithms and consolidation of media sources result in high costs of retaining high quality media sources. This, combined with high levels of competition by a larger number of service providers for less available media, drives up costs within the advertising industry.

In order to combat this challenge, we have formed strategic partnerships through acquisitions with other advertising and proprietary media marketing software providers in order to increase our access to high quality targeted media. Our acquisitions in the past few years have enabled us to expand our reach into high quality proprietary targeted media solutions in a wide range of industries. Our acquisitions of W4 and UE, for example, have given us access to proprietary software to drive meaningful engagement with advertising targets.

Regulation

Federal, state and industry-based regulations impact the businesses of our customers and in turn impact our revenues. Increased regulations can cause customers to reduce their expenditures and thus, their advertising budgets, which can potentially lower our revenues. For additional information, see the section of the Proxy Statement/Prospectus titled “Information About DMS—Government Regulation.”

Macro-economic conditions

Macro-economic factors such as the level of interest rates, credit availability and the level of unemployment, including during economic downturns and global pandemics could all have an impact on our customers’ costs of services and their demand for our services and our revenues. Any difficulties faced by our customers due to hardships in the economy could cause a reduction in their advertising budgets as they seek to manage expenses in general.

Conversely, to an extent, the digital media advertising industry is also countercyclical to macro-economic conditions. Some customers increase their advertising and promotion efforts in times where customers are more difficult to acquire. This enables us to ease the downward impact on our revenues during a downturn in the economy.

COMPONENTS OF OUR RESULTS OF OPERATIONS

Net revenue

Our business generates revenue primarily through the delivery of a variety of performance-based marketing services, including customer acquisition, agency managed services and SaaS. We report revenue on a net basis which represents gross sales net of sales adjustments relating to a variety of costs of revenue.

Cost of revenue

Cost of revenue primarily includes media and related costs, which consist of the cost to acquire traffic through the purchase of impressions, clicks or actions from publishers or third-party intermediaries, such as advertising exchanges, and technology costs that enable media acquisition. These media costs are used primarily to drive user traffic to the Company’s and its customers’ media properties. Cost of revenue additionally consists of indirect costs such as data verification, hosting and fulfillment costs. Cost of revenue is presented exclusive of depreciation and amortization expenses, as well as salaries and related costs.

Salaries and related costs

These include salaries, commissions, bonuses, taxes and retirement benefits.

General and administrative expenses

General and administrative expenses consist of expenses we incur in our normal course of business relating to office supplies, computer and technology, rent and utilities, insurance, legal and professional fees, city, state and property taxes and licenses, penalties and settlements, and bad debt expense, as well as sales and marketing expenses relating to advertising and promotion. Within this category of expenses, we also include other expenses such as investment banking expenses, fundraising costs and expenses related to the advancement of our corporate social responsibility program.

Acquisition costs

Acquisition related costs are not considered part of the consideration and are expensed as incurred. “Acquisition costs” presented in the consolidated statement of operations include transaction costs, accretion of contingent consideration, and acquisition incentive compensation.

Depreciation and amortization

This component of our results of operations includes depreciation of property, plant and equipment we have on hand as well as amortization of other intangible assets. Our property, plant and equipment is made up of computers and office equipment, furniture and fixtures, leasehold improvements and internally developed software costs. Our intangible assets subject to amortization are technology, customer relationships, brand, and non-competition agreements.

Other income

Our other income consists primarily of one-time income and expense items such as gains/losses on disposals of assets as well as awards on legal settlements.

Interest expense

Interest expense is related primarily to our debt, which carries a variable interest rate based on the three-month LIBOR, or an alternate base rate, plus an agreed upon margin with the Company’s financial institution.

Income tax expense

Income tax expense primarily encompasses federal and state corporate income taxes on UE’s taxable earnings.

RESULTS OF OPERATIONS

Our consolidated results of operations and our consolidated results of operations as a percentage of net revenue for the periods indicated are as follows:

	Three Months Ended June 30,				Six Months Ended June 30,

	2020		2019		2020		2019

Net revenue	$75,196	100%	$57,745	100%	$147,924	100%	$115,567	100%
Cost of revenue	52,402	70%	38,865	67%	102,561	69%	77,983	67%
Salaries and related costs	7,901	11%	7,042	12%	16,231	11%	13,894	12%
General and administrative	4,652	6%	4,736	8%	9,950	7%	9,038	8%
Acquisition costs	47	—	2,889	5%	74	—	5,785	5%
Depreciation and amortization	4,356	6%	2,035	4%	8,671	6%	3,964	3%

Income from operations	$5,838	8%	$2,178	4%	$10,437	7%	$4,903	4%
Interest expense	3,491	5%	2,289	4%	7,281	5%	4,408	4%

Net income before income taxes	$2,347	3%	$(111)	—	$3,156	2%	$495	—
Income tax expense	213	—	—	—	265	—	—	—

Net income	$2,134	3%	$(111)	—	$2,891	2%	$495	—

Results for three months ended June 30, 2020 compared to three months ended June 30, 2019

The following table shows the results of operations for the three months ended June 30, 2020 and 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended June 30,
	2020	2019	$ Change	% Change
Net revenue	$75,196	$57,745	$17,451	30%
Cost of revenue	52,402	38,865	13,537	35%
Salaries and related costs	7,901	7,042	859	12%
General and administrative	4,652	4,736	(84)	(2)%
Acquisition costs	47	2,889	(2,842)	(98)%
Depreciation and amortization	4,356	2,035	2,321	114%

Income from operations	$5,838	$2,178	$3,660	168%
Interest expense	3,491	2,289	1,202	53%

Net income before income taxes	$2,347	$(111)	$2,458	(2,214)%
Income tax expense	213	—	213	—

Net income	$2,134	$(111)	$2,245	(2,022)%

Net revenue

For the three months ended June 30, 2020, net revenue increased $17,451, or 30%, to $75,196 as compared to $57,745 for the three months ended June 30, 2019. The increase was driven primarily by an increase of $19,520, or 125% within the Marketplace segment. The increase in net revenues within the Marketplace segment is due mainly to revenues derived from our expansion into the insurance business during the 4th quarter of the 2019 fiscal year. The increase in net revenue is also due to the growth in the sales of our affiliate business under our Brand Direct segment of 20% between the three months ended June 30, 2019 and the three months ended June 30, 2020.

Cost of revenue

Cost of revenue increased to $52,402 by $13,537, or 35%, for the three months ended June 30, 2020 as compared to $38,865 for the three months ended June 30, 2019. The increase was driven primarily by an increase in the cost of revenue within the Marketplace segment of $14,711, or 150%. Cost of revenue also increased within the Brand Direct and Other segments, but by a lesser extent of $1,338, or 4% and $11, or 39% respectively. The increase in cost of revenue of 35% between the three months ended June 30, 2019 and the three months ended June 30, 2020 is in line with the increase in revenue during the same period of 30%. The increase in cost as a percentage of revenue is primarily driven by the expansion of our business into the insurance space which is a lower gross margin sector. In line with the growth in our affiliate business under our Brand Direct segment, cost of revenue in our affiliate business also increased by 17%.

Salaries and related costs

For the three months ended June 30, 2020, salaries and related costs increased to $7,901 by $859, or 12%, as compared to $7,042 for the three months ended June 30, 2019. The increase in salaries and related costs for the three months ended June 30, 2020 was driven primarily by our increase in headcount as a result of an expansion of our workforce in our Marketplace segment, and also by an increase in commissions due to our revenue increases.

As a result of our acquisition in the last quarter of 2019, salaries and related costs increased by $3,400 for the three months ended June 30, 2020. This increase was partially offset by reductions in salaries and related costs within the Brand Direct and Other segments.

Salaries as a percentage of sales also declined slightly quarter over quarter by 1% due to operating leverage.

General and administrative

General and administrative expenses declined $84, or 2%, from $4,736 for the three months ended June 30, 2019 to $4,652 for the three months ended June 30, 2020, due primarily to a decline in general expenses associated with travel and office expenses due to COVID-19 restrictions and associated office closures respectively. In addition, bad debt expense during the three months ended June 30, 2019 was particularly high due to write offs within our Brand Direct segment.

Acquisition costs

For the three months ended June 30, 2020, acquisition costs decreased to $47 by $2,842, or 98%, as compared to $2,889 for the three months ended June 30, 2019.

Our acquisition costs balance is solely related to acquisition related costs that are not considered part of the consideration paid in an acquisition transaction. These include transaction costs, accretion of contingent consideration, and acquisition incentive compensation. There was no acquisition activity during the three months ended June 30, 2020. The amount of $47 relates to acquisition costs which are expensed as incurred.

Depreciation and amortization

Depreciation and amortization expense increased $2,321, or 114%, from $2,035 for the three months ended June 30, 2019 to $4,356 for the three months ended June 30, 2020.

As a result of our acquisition in Q4 2019, we assumed assets including property, plant and equipment, and intangible assets that are subject to depreciation and amortization. As of June 30, 2020 as compared to June 30, 2019, our property, plant and equipment and other intangible assets more than doubled, increasing at 119% and 110% respectively.

The increase in our property, plant and equipment is also due to our investment in internally developed software, which was placed in service, contributing to the increase in depreciation and amortization.

Interest expense

For the three months ended June 30, 2020, interest expense was $3,491, up $1,202, or 53%, as compared to $2,289 for the three months ended June 30, 2019, due to the increase in our outstanding debt related to our acquisition activity.

Income tax expense

Prior to Q4 2019, we did not account for a provision for income taxes because the Company was established as a limited liability company and did not incur federal or state income taxes. However, the acquisition of UE in November 2019 introduced a U.S. income tax paying corporation into the structure of the Company. As such, we are now required to pay federal and state corporate income taxes on UE’s taxable earnings. The provision for income tax for the three months ended June 30, 2020 is $213.

Results for six months ended June 30, 2020 compared to six months ended June 30, 2019

The following table shows the results of operations for the six months ended June 30, 2020 and 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Six Months Ended June 30,
	2020	2019	$ Change	% Change
Net revenue	$147,924	$115,567	$32,357	28%
Cost of revenue	102,561	77,983	24,578	32%
Salaries and related costs	16,231	13,894	2,337	17%
General and administrative	9,950	9,038	912	10%
Acquisition costs	74	5,785	(5,711)	(99)%
Depreciation and amortization	8,671	3,964	4,707	119%

Income from operations	$10,437	$4,903	$5,534	113%
Interest expense	7,281	4,408	2,873	65%

Net income before income taxes	$3,156	$495	$2,661	538%
Income tax expense	265	—	265	—

Net income	$2,891	$495	$2,396	484%

Net revenue

For the six months ended June 30, 2020, net revenue increased by $32,357, or 28%, to $147,924 from $115,567 for the six months ended June 30, 2019. The increase was driven primarily by an increase of $37,772, or 120% within the Marketplace segment, partially offset by a decrease of $3,542, or 4%, and $348, or 12% within the Brand Direct and Other segments respectively. The increase in net revenues of 120% within the Marketplace segment is due to revenues derived from our expansion into the insurance business during the 4th quarter of the 2019 fiscal year.

Cost of revenue

Cost of revenue increased to $102,561 by $24,578, or 32%, for the six months ended June 30, 2020 from $77,983 for the six months ended June 30, 2019. The increase was driven primarily by increases in the cost of revenue within the Marketplace segment and the Other segment partially offset by a decrease in cost of revenue within the Brand Direct segment. The increase in cost of revenue of 32% between the six months ended June 30, 2020 and the six months ended June 30, 2019 is in line with the increase in revenue during the same period of 28%. The increased cost as a percentage of revenue is primarily driven by the expansion of our business into the insurance space which is a lower gross margin sector, as well as in the increase in our performance affiliate services business which is characterized by relatively lower margins.

Salaries and related costs

For the six months ended June 30, 2020, salaries and related costs increased to $16,231 by $2,337, or 17%, from $13,894 for the six months ended June 30, 2019. The increase in salaries and related costs for the six months ended June 30, 2020 was driven primarily by our increase in headcount as a result of an expansion of our workforce in our Marketplace segment.

Our expansion into the insurance space also accounts for a substantial portion of salaries and related costs for the six months ended June 30, 2020. An increase in commissions as a result of our revenue increases also contributed to the increase in our salaries and related costs.

General and administrative

General and administrative expenses increased $912, or 10%, from $9,038 for the six months ended June 30, 2019 to $9,950 for the six months ended June 30, 2020, due primarily to increases in general expenses associated with the business.

General expenses that increased in the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 were mainly bank services charges, commissions, insurance, rent and lease expense, bank charges, and taxes and licenses. For the six months ended June 30, 2020, there was an increase in commissions based on UE activity, an increase in legal and professional fees due to compliance related legal activity, and an increase in our bank service charges due to increased merchant activity.

Acquisition costs

For the six months ended June 30, 2020, acquisition costs decreased to $74 by $5,711, or 99%, from $5,785 for the six months ended June 30, 2019. The decrease was due to the difference in expenses incurred related to the various acquisitions transactions entered into by the Company.

Our acquisition costs balance is solely related to acquisition related costs that are not considered part of the consideration paid in an acquisition transaction. These include transaction costs, accretion of contingent consideration, and acquisition incentive compensation. There was no acquisition activity during the six months ended June 30, 2020. The amount of $74 relates to acquisition costs which are expensed as incurred.

Depreciation and amortization

Depreciation and amortization expense increased $4,707, or 119% from $3,964 for the six months ended June 30, 2019 to $8,671 for the six months ended June 30, 2020.

As a result of our acquisition of UE in the last quarter of the 2019 fiscal year, we assumed assets including property, plant and equipment, and intangible assets that are subject to depreciation and amortization.

The increase in our property, plant and equipment is also due to our investment in internally developed software, which was placed in service, contributing to the increase in depreciation and amortization.

Interest expense

For the six months ended June 30, 2020, interest expense increased to $7,281 by $2,873, or 65%, from $4,408 for the six months ended June 30, 2019. The increase was due primarily to the increase in outstanding debt related to our acquisition activity.

Income tax expense

Prior to Q4 2019, we did not account for a provision for income taxes because the Company was established as a limited liability company and did not incur federal or state income taxes. However, the acquisition of UE in November 2019 introduced a U.S. income tax paying corporation into the structure of the Company. As such, we are now required to pay federal and state corporate income taxes on UE’s taxable earnings. The provision for income tax based on UE’s earnings for the six months ended June 30, 2020 is $265.

Segment results of operations

Segment results for three months ended June 30, 2020 compared to three months ended June 30, 2019

Brand Direct segment

The following table shows the profits of our Brand Direct reportable segment for the three months ended June 30, 2020 and the three months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$45,307	$44,658	$649	1%
Cost of revenue	34,409	33,071	1,338	4%

Segment gross profit	$10,898	$11,587	$(689)	(6)%

Segment gross profit margin	24%	26%	(2)%	(7)%

Net Revenue

Between the three months ended June 30, 2019 and June 30, 2020, net revenue was relatively constant, increasing only by $649, or 1%, to $45,307 as compared to $44,658 for the three months ended June 30, 2019. An increase in affiliate sales was offset by a decrease in sales from our messaging service, leading to relatively constant net revenue earned in our Brand Direct segment between the three months ended June 30, 2019 and the three months ended, June 30, 2020.

Cost of revenue and segment gross profit

Cost of revenue also increased incrementally, by $1,338, or 4%, to $34,409 for the three months ended June 30, 2020 as compared to $33,071 for the three months ended June 30, 2019.

The increase within this segment was primarily due to an increase of $3,623 in the cost of revenue related to our performance affiliate services, partially offset by a decrease in the cost of revenues related to our messaging services due to lower revenues.

Marketplace segment

The following table shows profits of our Marketplace reportable segment for the three months ended June 30, 2020 and three months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$35,168	$15,648	$19,520	125%
Cost of revenue	24,541	9,830	14,711	150%

Segment gross profit	$10,627	$5,818	$4,809	83%

Segment gross profit margin	30%	37%	(7)%	(19)%

Net revenue

Net revenue increased by $19,520, or 125%, to $35,168 for the three months ended June 30, 2020 as compared to $15,648 for the three months ended June 30, 2019.

The increase is primarily due to our successful penetration into the insurance industry in the last quarter of 2019. Net revenue from our insurance business for the three months ended June 30, 2020 was $26,230.

Cost of revenue and segment gross profit

For the three months ended June 30, 2020, cost of revenue was $24,541, up $14,711, or 150%, as compared to $9,830 for the three months ended June 30, 2019.

This increase was primarily driven by the expansion of our business into the insurance space. $18,220 of cost of revenue in our Marketplace segment for the three months ended June 30, 2020 was related to our insurance business.

Considering that the insurance business is a lower gross margin sector, segment gross profit margin within the Marketplace segment decreased accordingly by 7% from 37% for the three months ended June 30, 2019 to 30% for the three months ended June 30, 2020.

Other segment

The following table shows the profits of our Other reportable segment for the three months ended June 30, 2020 and three months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Three Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$1,357	$1,503	$(146)	(10)%
Cost of revenue	39	28	11	39%

Segment gross profit	$1,318	$1,475	$(157)	(11)%

Segment gross profit margin	97%	98%	(1)%	(1)%

Net revenue

For the three months ended June 30, 2020, net revenue was $1,357, down $146, or 10%, compared to $1,503 for the three months ended June 30, 2019. The decrease in net revenue in this segment is insignificant to our net revenues as a whole.

Cost of revenue and segment gross profit margin

Our Other segment is comprised primarily of our provision of SaaS, revenues from which are fee-based. The segment is also characterized by minimal cost of revenues (mainly software, inquiry management and audience marketing costs within our agency and software verticals) and high margins. Cost of revenue increased by $11, or 39%, to $39 for the three months ended June 30, 2020 compared to $28 for the three months ended June 30, 2019. There was an immaterial change in the results of our Other segment as a whole between the three months ended June 30, 2019 and the three months ended June 30, 2020. Segment gross profit margin also remained relatively constant between the two periods at 98% and 97% respectively.

Segment results for six months ended June 30, 2020 compared to six months ended June 30, 2019

Brand Direct segment

The following table shows the profits of our Brand Direct reportable segment for the six months ended June 30, 2020 and the six months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Six Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$86,208	$89,750	$(3,542)	(4)%
Cost of revenue	65,297	66,672	(1,375)	(2)%

Segment gross profit	$20,911	$23,078	$(2,167)	(9)%

Segment gross profit margin	24%	26%	(2)%	(6)%

Net Revenue

For the six months ended June 30, 2020 net revenue decreased by $3,542, or 4%, to $86,208 as compared to $89,750 for the six months ended June 30, 2019. The decrease is primarily due to a decline in net revenues from our messaging service, partially offset by an increase in net revenues from our performance affiliate services.

Cost of revenue and segment gross profit

Cost of revenue decreased by $1,375, or 2%, to $65,297 for the six months ended June 30, 2020 as compared to $66,672 for the six months ended June 30, 2019. The incremental decrease in cost of revenue in this segment is in line with the increase in net revenue in the same period.

Marketplace segment

The following table shows profits of our Marketplace reportable segment for the six months ended June 30, 2020 and six months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Six Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$69,346	$31,574	$37,772	120%
Cost of revenue	47,440	19,979	27,461	137%

Segment gross profit	$21,906	$11,595	$10,311	89%

Segment gross profit margin	32%	37%	(5)%	(14)%

Net revenue

Net revenue increased by $37,772, or 120%, to $69,346 for the six months ended June 30, 2020 as compared to $31,574 for the six months ended June 30, 2019. The increase is primarily due to our successful penetration into the insurance industry in the last quarter of 2019. Net revenue from our insurance business for the six months ended June 30, 2020 was $47,644.

Cost of revenue and segment gross profit

For the six months ended June 30, 2020, cost of revenue was $47,440, up $27,461, or 137%, as compared to $19,979 for the six months ended June 30, 2019. This increase was primarily driven by the expansion of our business into the insurance space, a lower gross margin sector. Segment gross profit margin within our Marketplace segment decreased accordingly by 5% from 37% for the six months ended June 30, 2019 to 32% for the six months ended June 30, 2020.

Other segment

The following table shows the profits of our Other reportable segment for the six months ended June 30, 2020 and six months ended June 30, 2019, along with period on period changes in dollars (thousands) and percentages from 2019 to 2020.

	Six Months Ended June 30,		2020 vs. 2019

	2020	2019	$ Change (except for segment gross profit margin)	% Change
Net revenue	$2,616	$2,964	$(348)	(12)%
Cost of revenue	70	53	17	32%

Segment gross profit	$2,546	$2,911	$(365)	(13)%

Segment gross profit margin	97%	98%	(1)%	(1)%

Net revenue

For the six months ended June 30, 2020, net revenue was $2,616, down $348 or 12%, compared to $2,964 for the six months ended June 30, 2019. The decrease in net revenue in this segment is insignificant to our net revenues as a whole.

Cost of revenue and segment gross profit margin

Our Other segment is comprised primarily of our provision of SaaS, revenues from which are fee-based. The segment is also characterized by minimal cost of revenues and high margins. Cost of revenue increased by $17, or 32%, to $70 for the six months ended June 30, 2020 compared to $53 for the six months ended June 30, 2019. There was an immaterial change in the results of our Other segment as a whole between the six months ended June 30, 2019 and the six months ended June 30, 2020. Segment gross profit margin also remained relatively constant between the two periods at 98% and 97% respectively.

NON-GAAP FINANCIAL MEASURES

We use the non-GAAP measures of Unlevered Free Cash Flow and Adjusted EBITDA to assess operating performance.

Adjusted EBITDA, a measure used by DMS management to assess operating performance, is defined as net (loss) income, excluding (1) interest expense, (2) income tax expense, (3) depreciation and amortization, (4) acquisition costs, (5) other expense, and (6) other non-recurring, infrequent or unusual costs. An item is considered to be non-recurring, infrequent or unusual if it is unlikely that it will recur in the next two years or if a similar charge or gain has not occurred in the preceding two years, in accordance with SEC rules.

Combined Adjusted EBITDA is defined as Adjusted EBITDA, adjusted for (1) future expected cost savings resulting primarily from W4 Performance Ad Network reorganization (“PAN”) (within our Brand Direct segment) such as adjustments to headcount towards the end of the year ended December 31, 2019, and other operation synergies, (2) future expected UE technology synergies and cost savings due to the use of an alternative vendor, (3) future expected costs savings resulting primarily from UE reorganization such as staff adjustments, use of lower cost distribution vendors, amongst others, and (4) UE EBITDA from January 1, 2019 through the date of the acquisition.

Unlevered Free Cash Flow is defined as Combined Adjusted EBITDA, less capital expenditures, and Unlevered Free Cash Flow Conversion is defined as Unlevered Free Cash Flow divided by Combined Adjusted EBITDA

Adjusted EBITDA, Combined Adjusted EBITDA, Unlevered Free Cash Flow and Unlevered Free Cash Flow Conversion is presented because DMS management believes that it provides useful information to investors regarding DMS’s operating performance and its capacity to incur and service debt and fund capital expenditures. DMS believes that these measures are used by many investors, analysts and rating agencies as a measure of performance. By reporting these measures, DMS provides a basis for comparison of our business operations between current, past and future periods by excluding items that DMS does not believe are indicative of our core operating performance.

Financial measures that are not U.S. generally accepted accounting principles (“GAAP”) should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, or cash flows as measures of liquidity. These measures have important limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, DMS relies primarily on its GAAP results and uses Adjusted EBITDA and Unlevered Free Cash Flow only as a supplement.

See below for a reconciliation of Adjusted EBITDA, Combined Adjusted EBITDA and Unlevered Free Cash Flow from net income (loss), the most directly comparable GAAP measure:

	Six Months Ended June 30,
	2020	2019
	(U.S. dollars in thousands)
Net income	$2,891	$495
Adjustments
Interest expense	7,281	4,408
Income tax expense	265	—
Depreciation and amortization	8,671	3,964
Acquisition costs (1)	74	5,785
Other expense (2)	628	473
Other non-recurring expenses (3)	455	1,296

Adjusted EBITDA	$20,265	$16,421

Adjustments
Pro forma cost savings (4)	$970	$1,396
Technology synergies (5)	1,534	1,558
Pro forma cost savings – UE (6)	1,751	2,168
Acquisitions EBITDA (7)	—	5,355

Combined Adjusted EBITDA (8)	$24,520	$26,898

Capital expenditures	$5,030	$2,744

Unlevered Free Cash Flow (8)	$19,490	$24,154

Unlevered Free Cash Flow Conversion (8)	80%	90%

(1)	Acquisition incentive payments, contingent consideration accretion, earnout payments and pre-acquisition expenses
(2)	Legal fees associated with acquisitions, investor management fees and expenses related to philanthropic initiatives
(3)

Restructuring costs such as lease termination costs due to office closure, severance payments on company reorganization, write-off of equity investment, advanced payment on company equity plan and company sale transaction fees

(4)	Expected cost savings resulting primarily from reorganization(s)
(5)	Annualized future expected UE technology synergies related to uniform infrastructure platform
(6)	Annualized expected cost savings resulting primarily from UE reorganization
(7)	UE EBITDA from January 1, 2019 through June 30, 2019
(8)	This is a non-GAAP financial measure that has not been prepared in accordance with Article 11 of Regulation S-X

A reconciliation of Unlevered Free Cash Flow to net cash (used in) provided by operating activities, the most directly comparable GAAP measure, is presented below:

	Six Months Ended June 30,
	2020	2019
	(U.S. dollars in thousands)
Unlevered Free Cash Flow (1)	$19,490	$24,154
Capital expenditures	5,030	2,744

Combined Adjusted EBITDA (1)	$24,520	$26,898
Acquisitions EBITDA (2)	—	5,355
Pro forma cost savings – UE (3)	1,751	2,168
Technology synergies (4)	1,534	1,558
Pro forma cost savings (5)	970	1,396

Adjusted EBITDA	$20,265	$16,421
Other non-recurring expenses (6)	455	1,296
Other expense (7)	628	473
Acquisition costs (8)	74	5,785

EBITDA	$19,108	$8,867
Interest expense	(7,281)	(4,408)
Income tax expense	(265)	—
Payment of contingent consideration	(1,000)	2,882
Amortization of debt issuance costs	471	240
Change in deferred income taxes	(984)	—
Change in accounts receivable, net	(2,200)	(4,933)
Change in prepaid expenses and other current assets	(4,109)	(946)
Change in accounts payable and accrued expenses	(76)	(579)
Change in other liabilities	29	(85)

Net cash provided by operating activities	$3,693	$1,038

(1)	This is a non-GAAP financial measure that has not been prepared in accordance with Article 11 of Regulation S-X
(2)	UE EBITDA from January 1, 2019 through June 30, 2019
(3)	Annualized expected cost savings resulting primarily from UE reorganization
(4)	Annualized future expected UE technology synergies related to uniform infrastructure platform
(5)	Expected cost savings resulting primarily from reorganization(s)
(6)

Restructuring costs such as lease termination costs due to office closure, severance payments on company reorganization, write-off of equity investment, advanced payment on company equity plan and company sale transaction fees

(7)	Legal fees associated with acquisitions, investor management fees and expenses related to philanthropic initiatives
(8)	Acquisition incentive payments, contingent consideration accretion, earnout payments and pre-acquisition expenses

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes certain key measures of our liquidity and capital resources:

	June 30, 2020	December 31, 2019	$ Change	% Change
Cash	$7,951	$3,008	$4,943	164%
Availability under revolving credit facility	1,000	2,500	(1,500)	(60)%
Long-term debt, including current portion	212,120	205,198	6,922	3%

Our capital sources are focused on investments in our technology solutions, corporate infrastructure and strategic acquisitions to further expand into new business sectors and/or expand sales in existing sectors. The company generates sufficient cash flows for working capital and expects to do so for the foreseeable future.

For the six months ended June 30, 2020 and the six months ended June 30, 2019, our Unlevered Free Cash Flow conversion rate was 80% and 90% respectively. The decline is due to our increase in non-recurring investment in capital expenditure as a result of the consolidation of our software development platforms. We are also internally developing our data messaging platform in order to enhance our messaging revenues.

We use our cash primarily to make payments to our distribution partners and internal staff as well as to make payments for general operating expenses and interest expense.

Our principal sources of liquidity on a short-term basis are cash and cash equivalents, and cash flows provided by operations. During the six months ended June 30, 2020, we increased the capacity on our revolving commitment and borrowed the remaining availability as a precautionary measure to reinforce our cash position and preserve financial flexibility in light of the current uncertainty in the global economy resulting from the COVID-19 pandemic.

On July 15, 2020, DMS completed its previously announced business combination agreement with Leo Holdings Corp. (NYSE: LHC) (“Leo”), a publicly traded special purpose acquisition company.

Immediately following the closing of the transaction (the “Business Combination”), Leo changed its name to Digital Media Solutions, Inc. (“New DMS”). The current DMS executive management team now leads New DMS, which trades on the New York Stock Exchange.

This business combination raised an amount of $40,000 in cash for the Company, $10,000 of which is used to pay down debt.

Cash flows from operating activities

Net cash provided by operating activities increased for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019 from $1,038 to $3,693, due primarily to changes in our working capital and adjustments for non-cash items.

Prepaid expenses and other current assets increased by 237% in Q2 2020 as compared to Q2 2019 as a result of transaction related expenses incurred in relation to the business combination agreement with Leo. Depreciation and amortization expense also more than doubled between Q2 2019 and Q2 2020, as a result of assets assumed from acquisitions and internally developed software placed in service.

Net income also saw a significant increase of 484%, which contributed to the increase in net cash provided by operating activities for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019.

Cash flows from investing activities

Net cash used in investing activities for the six months ended June 30, 2020 increased by $2,287, or 83% to $5,031 from $2,744 for the six months ended June 30, 2019 primarily due to increased investments in internally developed software. Between the six months ended June 30, 2019 and the six months ended June 30, 2019, internally developed software increased by $6,101, or 136% from $4,476 to $10,577.

Cash flows from financing activities

Net cash provided by financing activities for the six months ended June 30, 2020 was $6,281, reflecting an increase of $8,170, or 433%, as compared to net cash used in financing activities of $1,889 for the six months ended June 30, 2019. This increase was mainly due to the increased borrowing on our revolving line of credit of $9,000 during the first half of 2020, offset by quarterly repayments of long-term debt.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any outstanding off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. In addition, we do not engage in trading activities involving non-exchange traded contracts. In our ongoing business, we do not enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships that are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

SUMMARY OF CONTRACTUAL OBLIGATIONS

In accordance with the terms of the W4 business acquisition, we made a final contingent consideration payment conditioned on on-going employment in the amount of $1,000 during the second quarter of the 2020 fiscal year. A final earnout payment of $3,000 related to the acquisition of GotConsumer will also be made in the third quarter of this fiscal year.

As at June 30, 2020, the future annual minimum lease payments for the Company were comprised of the following:

2020	$857
2021	1,685
2022	1,604
2023	1,475
2024	1,040
Thereafter	360

Total	$7,021

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have prepared our consolidated financial statements in accordance with GAAP. In doing so, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from these estimates. A number of the estimates and assumptions we are required to make relate to matters that are inherently uncertain as they pertain to future events. We base these estimates and assumptions on historical experience or on various other factors that we believe to be reasonable and appropriate under the circumstances. On an ongoing basis, we reconsider and evaluate our estimates and assumptions.

We believe that the accounting policies listed below involve our more significant judgments, estimates and assumptions and, therefore, could have the greatest potential impact on our consolidated financial statements. In addition, we believe that a discussion of these policies is necessary to understand and evaluate the consolidated financial statements included in this report.

See Note 2, Basis of Presentation and Note 3, Summary of Significant Accounting Policies, to our consolidated financial statements for further information on our critical and other significant accounting policies.

Revenue recognition

The Company derives revenue primarily through the delivery of various types of services, including: customer acquisition, agency managed services and SaaS. Effective January 1, 2019, the Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“ASC 606”), which governs how the Company recognizes revenues in these arrangements. Effective January 1, 2019, the Company adopted the new standard using the modified retrospective method. The adoption of ASC 606 did not have a material impact on the measurement, recognition and disclosure of revenue in the Company’s consolidated financial statements.

Under ASC 606, the Company recognizes revenue when the Company transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue pursuant to the five-step framework contained in ASC 606: (i) identify the contract with a customer; (ii) identify the performance obligations in the contract, including whether they are distinct in the context of the contract; (iii) determine the transaction price, including the constraint on variable consideration; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies the performance obligations.

The transaction price is measured based on the consideration the Company expects to receive from a contract with a customer and for which it is probable the Company will collect substantially all of the consideration to which it is entitled under the contract. The Company’s contracts with customers contain variable consideration; however, uncertainty related to variable consideration is resolved on a monthly basis. Therefore, the transaction price for any given period is fixed and no estimation of variable consideration is required (except as discussed within the Customer Acquisition subsection).

The Company generally invoices customers monthly in arrears for the services delivered during the preceding month. The Company’s standard payment terms are typically 30 days. Consequently, the Company does not have significant financing components in its arrangements.

If a customer pays consideration before the Company’s performance obligations are satisfied, such amounts are recorded as a contract liability (i.e., deferred revenue) on the consolidated balance sheets.

The Company elected to use the practical expedient which allows the Company to record costs to obtain a contract (i.e. sales commissions) as expense as incurred when the amortization period would have been one year or less. Costs to fulfill a contract, including nominal configuration costs, are not material.

The Company elected the practical expedient to not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed.

Customer acquisition

The Company’s performance obligation for Customer Acquisition contracts is to deliver an unspecified number of potential customers (leads) (i.e. number of clicks, emails, calls and applications) to the customer in real-time, on a daily basis, based on predefined qualifying characteristics specified by the customer as the leads are generated. The contracts generally have a one-month term and the Company has an enforceable right to payment for all leads delivered to the customer. The Company’s customers simultaneously receive and consume the benefits provided, as the Company satisfies its performance obligations. The Company will recognize revenue as the performance obligations are satisfied over time.

When there is a delay between the period in which revenue is recognized and when a customer invoice is issued, revenue is recognized and the corresponding amounts are recorded as unbilled revenue (i.e., contract assets) within accounts receivable, net on the consolidated balance sheets. As of June 30, 2020 and December 31, 2019, unbilled revenue included in accounts receivable was $1,964 and $768 respectively. In line with industry practice, the Company applies the constraint on variable consideration and records revenue based on internally tracked conversions (leads delivered), net of the amount tracked and subsequently confirmed by customers. Substantially all amounts included within the unbilled revenue balance are invoiced to customers within the month directly following the period of service. Historical estimates related to unbilled revenue have not been materially different from actual revenue billed.

Agency managed services contracts

The Company’s performance obligation for Agency Managed service contracts is to provide the continuous service of managing the customer’s media spend for the purpose of generating leads through a third-party supplier of leads, as demanded by the customer. Each month of service is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligation is satisfied each month and there is no estimation of revenue required at each reporting period for Agency Managed Services contracts.

The Company enters into agreements with Internet search companies, third-party publishers and strategic partners to generate customer acquisition services for their Agency Managed Service customers. The Company receives a fee from its customers and separately pays a fee to the Internet search companies, third-party publishers and strategic partners. The third-party supplier is primarily responsible for the performance and deliverable to the customer, and the Company solely arranges for the third-party supplier to provide services to the customer. Therefore, the Company acts as the agent and the net fees earned by the Company are recorded as revenue, with no associated costs of revenue attributable to the Company.

Software services contracts

The Company’s performance obligation for Software Services contracts is to provide the customer with continuous, daily access to the Company’s proprietary software. Service provided each month is distinct, and any variable consideration is allocated to a distinct month. Therefore, revenue is recognized as the performance obligations are satisfied each month and there is no estimation of revenue required at each reporting period for Software Services contracts.

Business combinations

Under the acquisition method of accounting, the Company recognizes, separately from goodwill, the identifiable assets acquired, and liabilities assumed at their estimated acquisition date fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

The Company performs valuations of assets acquired and liabilities assumed and allocates the purchase price to its respective assets and liabilities. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates, including the selection of valuation methodologies, estimates of future revenue, costs and cash flows, discount rates, and selection of comparable companies. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. As a result, actual results may differ from these estimates. During the measurement period, the Company may record adjustments to acquired assets and assumed liabilities, with corresponding offsets to goodwill. Upon the conclusion of a measurement period, any subsequent adjustments are recorded to earnings.

At the acquisition date, the Company measures the fair values of all assets acquired and liabilities assumed that arise from contractual contingencies. The Company also measures the fair values of all non-contractual contingencies if, as of the acquisition date, it is more likely than not that the contingency will give rise to an asset or a liability.

Acquisition related costs are not considered part of the consideration, and are expensed as operating expense as incurred.

Goodwill and other intangible assets

The Company measures and recognizes goodwill as of the acquisition date as the excess of: (a) the aggregate of the fair value of consideration transferred, the fair value of any non-controlling interest in the acquiree (if any), and the acquisition date fair value of the Company’s previously held equity interest in the acquiree (if any), over (b) the fair value of net assets acquired and liabilities assumed. Goodwill acquired in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date.

Effective January 1, 2019, the Company adopted ASU 2017-04, Intangibles – Goodwill and Other. On an annual basis, the Company performs a qualitative assessment of goodwill to determine whether it is necessary to perform a quantitative impairment test or more frequently upon the occurrence of certain triggering events or substantive changes in circumstances. The Company is only required to perform the annual quantitative goodwill impairment test if it is concluded that it is more likely than not that a reporting unit’s fair value is less than its carrying amount.

Finite-lived intangible assets primarily consist of software with related technology, customer relationships, non-competition agreements and capitalized licensing costs. These assets are initially capitalized based on actual costs incurred, acquisition cost, or fair value, if acquired as part of a business combination. The related costs are subsequently amortized on a straight-line basis over the estimated useful lives of the assets i.e. the periods over which the assets are expected to contribute directly or indirectly to the future cash flows of the Company. For the intangible assets listed above, the useful lives range from two years to five years.

Per ASC 350, intangible assets with finite useful lives must be tested for impairment when an event occurs, or circumstances change indicating that the fair value of the entity may be below its carrying amount (i.e., a triggering event occurs). If no triggering event occurs, further impairment testing is not necessary. The Company determined that there were no indicators of impairment for finite-lived intangible assets during any of the periods presented.

Segment reporting

Public companies are required to disclose certain information about their operating segments. Operating segments are defined as significant components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision makers in deciding how to allocate resources to an individual operating segment and in assessing performance of the operating segment. The Company classifies its operations into three operating and reportable segments: Brand Direct, Marketplace and Other. Refer to Note 8, Reportable Segments, to the consolidated financial statements included in the Proxy Statement/Prospectus for the fiscal year ended December 31, 2019, as well as Note 9, Reportable Segments, to our consolidated interim financial statements for further detail on the Company’s segments.

Software development costs

Costs for software developed for internal use are accounted for in accordance with ASC 350-40 Internal-Use Software. ASC 350-40 requires the capitalization of certain costs incurred in connection with internal-use software development. Software development costs incurred during the preliminary stage and post-implementation stages along with maintenance costs are expensed as incurred. Costs incurred in the application development stage are capitalized once the capitalization criteria of ASC 350-40 have been met, and amortized over the estimated economic life of the software from the date of implementation.

The capitalization and ongoing assessment of recoverability of development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility and estimated economic life. Capitalized software development costs are amortized over an estimated useful life of three to five years.

Contingent consideration

The Company recognizes the fair value of any contingent consideration that is transferred to the seller in a business combination on the date at which control of the acquiree is obtained. Contingent consideration is classified as a liability or as equity on the basis of the definitions of an equity instrument and a financial liability. If the contingent consideration is payable in cash, the Company classifies its contingent consideration as a liability. Contingent consideration payments related to acquisitions are measured at fair value each reporting period using Level 3 unobservable inputs. The Company’s estimates of fair value are based upon projected cash flow, estimated volatility and other inputs but which are uncertain and involve significant judgments by management. Any changes in the fair value of these contingent consideration payments are included in operating income in the consolidated statements of operations.

Income taxes

The majority of the consolidated entities within do not include a provision for income taxes because the entities do not incur federal or state income taxes. Instead, the members are taxed on their proportionate share of the Company’s taxable income.

For UE the Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in income in the period that the change in tax rates or laws is enacted. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion or all of the deferred tax assets will not be realized based on management’s review of historical results and forecasts.

The Company recognizes in its financial statements the impact of a tax position, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company’s accounting policy is to accrue interest and penalties related to uncertain tax positions, if and when required, as interest expense and a component of other expenses respectively, in the consolidated statements of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

See Note 2, Basis of Presentation and Summary of Significant Accounting Policies, to the consolidated financial statements included in the Proxy Statement/Prospectus for the fiscal year ended December 31, 2019, as well as Note 3, Summary of Significant Accounting Policies, to our consolidated financial statements for recent accounting pronouncements and the related impact on our consolidated financial statements.